As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PSS WORLD MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Florida	5047	59-2280364
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANTS ON THE FOLLOWING PAGE

(Exact name of registrant as specified in its charter)

4345 Southpoint Blvd.

Jacksonville, Florida 32216

Telephone: (904) 332-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joshua DeRienzis

Vice President, General Counsel and Corporate Secretary

PSS World Medical, Inc.

4345 Southpoint Blvd.

Jacksonville, Florida 32216

Telephone: (904) 332-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Brown, Jr. Alston & Bird LLP 950 F Street, NW Washington, DC 20004 Telephone: (202) 239-3300 Facsimile: (202) 239-3333	Sarah E. Ernst Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Telephone: (404) 881-7000 Facsimile: (404) 881-7777

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
6.375% Senior Notes due 2022	$250,000,000	100%	$250,000,000	$28,650
Guarantees of 6.375% Senior Notes due 2022(3)	$250,000,000	—	—	—

(1)	Exclusive of accrued interest, if any, and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.
(3)	See Table of Additional Registrants on the following page for a list of the guarantors. No separate consideration will be received for the guarantees, and pursuant to Rule 457(n), no separate fee is payable with regard to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

The following subsidiaries of PSS World Medical, Inc. will guarantee the 6.375% Senior Notes due 2022 and are co-registrants:

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	IRS Employer Identification Number
Ancillary Management Solutions, Inc.	Tennessee	62-1833333
Blue Medical Supply, Inc.	Delaware	20-4813472
BottomLine Medical Solutions, LLC	Delaware	45-3024358
Cascade Medical Supply, Inc.	Washington	90-0036192
ClaimOne, LLC	Delaware	90-0608013
Dispensing Solutions Acquisition Corp.	California	33-0964486
Dispensing Solutions, Inc.	Delaware	33-0953266
DS Holdings, Inc.	Delaware	33-0970543
DSRx, Inc.	California	33-0967919
Federal Medical Supplies, Inc.	Georgia	58-1835450
Gulf South Medical Supply, Inc.	Delaware	64-0831411
Infolab, LLC	Delaware	45-5122506
Keltman Pharmaceuticals, Inc.	Mississippi	83-0367171
Linear Holdings, LLC	Delaware	80-0641389
Linear Medical Solutions, LLC	Delaware	90-0608024
Physician Sales & Service, Inc.	Florida	59-3500395
Physician Sales & Service Limited Partnership	Florida	59-3475763
POC Management Group, LLC	California	20-2189785
ProClaim, Inc.	Tennessee	62-1524115
PSS Holding, Inc.	Florida	59-3524572
PSS Service, Inc.	Florida	59-3448733
Rebel Distributors Corp.	California	95-3903621
Scrip Pak, LLC	Florida	27-3330548
Stat Rx USA, LLC	Delaware	80-0641379
Theratech, Inc.	Tennessee	62-1649802
ThriftyMed, Inc.	Florida	59-3498715
World Medical Government Solutions, LLC	Delaware	45-4365099
WorldMed Shared Services, Inc.	Florida	32-0110790

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated     , 2012

PROSPECTUS

PSS WORLD MEDICAL, INC.

Offer to exchange

$250,000,000 aggregate principal amount of

outstanding 6.375% Senior Notes due 2022

for $250,000,000 aggregate principal amount of

newly issued, registered 6.375% Senior Notes due 2022

The exchange offer will expire at 5:00 p.m.,

New York City time, on             , 2012, unless extended.

We are offering to exchange $250,000,000 aggregate principal amount of 6.375% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and which we refer to in this prospectus as the “new notes”, for all $250,000,000 aggregate principal amount of outstanding unregistered 6.375% Senior Notes due 2022, which we refer to in this prospectus as the “old notes”. We refer to the new notes and the old notes collectively in this prospectus as the “notes”.

Terms of the new notes:

•

The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the transfer restrictions and registration rights relating to the old notes.

•	We will pay interest on the new notes on each March 1 and September 1, beginning September 1, 2012.

•	The new notes will be fully and unconditionally guaranteed by each of our subsidiaries that guarantee any of our other indebtedness.

•	There is no established trading market for the new notes or the old notes.

Terms of the exchange offer:

•	Subject to the terms of the exchange offer, we will exchange new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•

The exchange of old notes for new notes generally will not be a taxable transaction for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We are offering the new notes pursuant to a registration rights agreement we entered into in connection with the issuance of the old notes.

Investing in the new notes involves risk. See “Risk Factors” beginning on page 9 for a discussion of risks that you should consider prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is             , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. The information contained in this prospectus is accurate only as of the date on the cover of this prospectus, regardless of the time of delivery of this prospectus or any issuance of the new notes.

References in this prospectus to “PSS World Medical,” “PSSI,” the “Company,” “we,” “us” and “our” refer to PSS World Medical, Inc. and its subsidiaries on a consolidated basis, except as otherwise indicated.

This prospectus incorporates by reference important business and financial information about the Company that is not included in or delivered with this prospectus. This information is available without charge to any person to whom this prospectus is delivered, upon written or oral request, directed to: PSS World Medical, Inc., Attention: Secretary, 4345 Southpoint Blvd., Jacksonville, Florida 32216, telephone number (904) 332-3000. In order to obtain timely delivery, you must request the information no later than             , 2012, which is five business days prior to the expiration date of the exchange offer.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our plans, beliefs, and current views with respect to, among other things, future events and financial performance. All statements regarding the Company and our subsidiaries (including subsidiaries that are limited liability companies and limited partnerships), other than statements that are purely historical, are forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “mission,” “purpose,” “believes,” “seeks,” “estimates,” “may,” “could,” and similar expressions also identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those currently anticipated or projected. Important factors that could cause actual results to differ materially from those contemplated in such forward-looking statements include, among others, the following:

•	a change in interpretation by the Commission staff affecting the transferability of the new notes;

•	adverse impacts or disruptions caused by the Company’s recently announced restructuring plans;

•	reductions in healthcare spending;

•	increased competition for the Company’s products;

and other risks discussed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2012, which is incorporated by reference into this prospectus, and under the heading “Risk Factors” beginning on page 9 of this prospectus. We caution you not to place undue reliance on any forward-looking statements, which speak only of the date made. We assume no obligation, and do not intend, to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ii

SUMMARY

This summary highlights selected information contained in, or incorporated by reference into, this prospectus and does not contain all of the information that you should consider in making your decision to tender your old notes in the exchange offer. You should read this summary together with the more detailed information appearing elsewhere in this prospectus, as well as the information in the documents incorporated by reference into this prospectus.

As used in this prospectus, all references to our fiscal years are to the twelve months ended on the Friday nearest to March 31 of the applicable year. For example, “fiscal year 2012” is the 52-week period ended March 30, 2012. All of our fiscal years included 52 weeks, except for fiscal year 2010, which included 53 weeks.

Our Business

Our business is guided by Our Purpose and Our Mission. Our stated Purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems. Our Mission is to improve caregivers’ financial performance by 20%.

We are a national distributor of medical products and supplies, diagnostic equipment, healthcare information technology and pharmaceutical products, and we provide professional and consulting services to the physician, long-term care, assisted living, home health care and hospice markets. We currently conduct business through two operating segments, the Physician Business and the Extended Care Business, which serve a diverse customer base.

Our Physician Business operates through our Physician Sales & Service division and is a leading distributor of medical supplies, diagnostic equipment, healthcare information technology and pharmaceutical products and provider of professional and consulting services, based on revenues, number of customers and number of sales professionals. The Physician Business serves alternate site healthcare providers, including independent physicians and physician groups, community health centers, urgent care facilities, integrated delivery network (“IDN”)-owned practices and other non-hospital based caregivers. As of March 30, 2012, the Physician Business operated a distribution network consisting of 33 full-service distribution centers, 39 break-freight locations, which facilitate the delivery of customer orders on a daily basis, and 2 shared redistribution facilities. The Physician Business has approximately 850 sales professionals trained in solution-focused selling, disease state management and diagnostic and therapeutic products used by healthcare providers.

Our Extended Care Business operates through our Gulf South Medical Supply, Inc. subsidiary and is a national distributor of medical supplies and related products and solutions to the extended care industry in the United States. The Extended Care Business currently serves the long-term care, assisted living, home health care and hospice markets. In addition, the Extended Care Business provides Medicare Part B and Medicaid billing services. As of March 30, 2012, the Extended Care Business operated a distribution network consisting of 18 full-service distribution centers, 10 break-freight locations and 2 shared redistribution centers. The Extended Care Business has approximately 170 sales professionals trained in solution-focused selling, disease state management and diagnostic and therapeutic products used in extended care settings. On May 10, 2012, we announced that we are pursuing a strategic restructuring and are seeking to divest our long-term care and assisted living business.

We operate a third reporting segment, referred to as Corporate Shared Services, which consists of departments that support our operating segments through the delivery of standardized service at an efficient operating cost. Corporate Shared Services includes executive and administrative services; accounting and finance; information technology development and support; shared operations management; legal and regulatory compliance; human resources, training and development; supplier management; and sourcing and procurement of inventory.

Recent Developments

On May 10, 2012, we announced that we are pursuing a strategic restructuring designed to transform the Company by focusing our efforts on the physician, laboratory, in-office dispensing and home care and hospice markets. In connection with this restructuring, we will seek to divest our long-term care and assisted living business and a specialty dental business. In addition, the restructuring will include the integration of our warehouse operations into one common distribution facility and a redesign of our shared service and field support functions. These efforts are expected to reduce operating costs as a percentage of net sales, while streamlining decision making and improving service. The Company expects to complete the restructuring plan within the next several fiscal years.

Company Information

Our principal executive offices are located at 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, and our telephone number is (904) 332-3000. Our website address is www.pssworldmedical.com. We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider such information to be part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

On February 24, 2012, PSS World Medical, Inc. issued $250.0 million aggregate principal amount of the old notes in a private offering. In connection with the issuance of the old notes, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. The summary below describes the principal terms of the exchange offer. Please see “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer.

Old Notes	$250.0 million aggregate principal amount of 6.375% Senior Notes due 2022.

New Notes	6.375% Senior Notes due 2022. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and generally are not subject to transfer restrictions or registration rights.

Exchange Offer	We are offering to issue up to $250.0 million aggregate principal amount of new notes in exchange for a like principal amount of old notes. Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Subject to the conditions of the exchange offer, we will exchange new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The new notes issued in exchange for old notes in the exchange offer will be delivered promptly following the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we extended it in our sole and absolute discretion. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw any old notes tendered in the exchange offer at any time prior to the expiration of the exchange offer, by delivering a notice of withdrawal to the exchange agent in accordance with the procedures discussed under “The Exchange Offer — Withdrawal Rights”.

Procedures for Tendering	You must do one of the following at or prior to the expiration of the exchange offer to participate in the exchange offer:

•        tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal), and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth on the cover page of the letter of transmittal; or

•        tender your old notes by using the book-entry transfer procedures and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company (“DTC”) at or prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Exchange Offer Procedures.”

If your old notes are registered in the name of a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you must instruct the custodial entity to tender the old notes on your behalf pursuant to the procedures of the custodial entity. Custodial entities that are participants in DTC must tender old notes through the book-entry transfer procedures of DTC’s Automated Tender Offer Program, known as ATOP, together with an agent’s message in which the custodial entity electronically agrees to be bound by the letter of transmittal.

By tendering your old notes, you represent to us that:

• you are acquiring the new notes in the exchange offer in the ordinary course of your business;

• you have no arrangements or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• if you are not a broker-dealer, you will not engage in, and you do not intend to engage in, the distribution of the new notes; and

•        if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see “Plan of Distribution.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive in our reasonable discretion. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Interest on Old Notes Exchanged in the Exchange Offer	If your old notes are exchanged for new notes, you will not receive a payment in respect of accrued interest on such old notes. Instead, interest on the new notes you receive in exchange for such old notes will accrue from the date of original issuance of such old notes at the same rate as and will be payable on the same dates as interest was payable on such old notes.

Certain Material Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer generally will not be a taxable transaction for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent” and in the accompanying letter of transmittal.

Resales	We believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

• you have an arrangement or understanding with any person to participate in the distribution of the new notes;

• if you are not a broker-dealer, you are engaged in or intend to engage in the distribution of the new notes;

•        if you are a broker-dealer, you will not receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities or you will not deliver a prospectus in connection with any resale of the new notes you receive;

• you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; or

• you are acting on behalf of a person who, to your knowledge, falls into one of the above exceptions.

If you do not meet these requirements, you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Our belief is based on interpretations by the Commission staff, as set forth in certain no-action letters issued to third parties. The Commission staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Commission staff would make a similar determination with respect to this exchange offer. If our belief is not accurate, or if you cannot truthfully make the necessary representations, and you transfer a new note without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We do not and will not indemnify you against any liability that you may incur under the Securities Act.

See “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

Consequences of Failure to Exchange the Old Notes	If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the old notes and in the indenture governing the old notes. In general, you may offer or sell your old notes only if they are registered or offered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered old notes could be adversely affected.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

SUMMARY OF THE NEW NOTES

The terms of the new notes are substantially identical to the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The summary below describes the principal terms of the new notes. Please see “Description of the New Notes” for a more detailed description of the new notes.

Issuer	PSS World Medical, Inc.

Notes	$250.0 million aggregate principal amount of 6.375% Senior Notes due 2022.

Maturity Date	March 1, 2022.

Interest	6.375% per year, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning September 1, 2012. Interest on the new notes you receive in exchange for your old notes will accrue from the date of original issuance of such old notes.

Ranking	The new notes will be our general unsecured unsubordinated obligations and will rank equally with all of our existing and future unsecured unsubordinated obligations and senior to all of our existing and future subordinated obligations. The new notes will be structurally subordinated to all existing and future obligations of our subsidiaries that do not guarantee the notes and will be effectively subordinated to any of our existing and future secured obligations, including secured indebtedness under our credit facility, to the extent of the value of the assets securing such obligations. As of March 30, 2012, our subsidiaries had $765.2 million aggregate principal amount of indebtedness and other liabilities outstanding, none of which was secured indebtedness.

Our non-guarantor subsidiaries accounted, on an aggregate basis, for 3.5% of our total consolidated revenues and approximately $13.3 million of our net income for the fiscal year ended March 30, 2012 and $10.9 million of liabilities (including trade payables) and 3.0% of our total consolidated assets as of March 30, 2012.

Guarantees	The new notes will be unconditionally guaranteed by each of our subsidiaries that guarantee any of our other indebtedness. The guarantees will be the general unsecured unsubordinated obligation of the guarantors. Accordingly, they will rank senior in right of payment to all existing and future obligations of the guarantors that are by their terms expressly subordinated or junior in right of payment to the new notes, equal with all existing and future unsecured unsubordinated obligations of the guarantors and will be effectively subordinated to any existing and future secured obligations of the guarantors to the extent of the value of the assets securing such obligations.

Optional Redemption	Prior to March 1, 2017, we may redeem some or all of the new notes at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a “make-whole premium,” together with accrued and unpaid interest. We may redeem some or all of the new notes at any time on or after March 1, 2017 at the redemption prices set forth in “Description of the New Notes — Optional Redemption”. In addition, we may redeem up to 35% of the aggregate principal amount of the new notes prior to March 1, 2015 at 106.375% of their aggregate principal amount, plus accrued interest, with the net proceeds of certain qualified equity offerings. See “Description of the New Notes — Optional Redemption”.

Change of Control	If a change of control (as described under “Description of the New Notes — Repurchase at the option of holders — Change of control”) occurs at any time, you will have the right, at your option, to require us to repurchase all or a portion of your new notes. The repurchase price for such a repurchase will be 101% of the aggregate principal amount of the new notes to be repurchased plus accrued and unpaid interest to, but not including, the date of purchase.

Certain Covenants	The indenture governing the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•     borrow money or sell preferred stock;

•     create liens;

•     pay dividends on or redeem or repurchase stock;

•     make certain types of investments;

•     restrict dividends or other payments from subsidiaries;

•     enter into transactions with affiliates;

•     issue guarantees of debt; and

•     sell assets or merge with other companies.

Certain of these covenants will be suspended if the notes are assigned an investment grade rating by both S&P and Moody’s and no default has occurred and is continuing. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. These covenants are subject to important exceptions and qualifications as described under “Description of the New Notes — Certain covenants.”

No Public Market	The new notes will generally be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, we cannot assure you that a liquid market for your new notes will develop or be maintained. We do not intend to apply for a listing of the new notes on any securities exchange or automated dealer quotation system.

Risk Factors	Investing in the new notes involves certain risks. You should carefully consider the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 before deciding to tender your old notes in the exchange offer.

Summary Selected Consolidated Historical Financial Information

The following table sets forth summary selected consolidated historical financial information and other data of the Company and its consolidated subsidiaries at the dates and for the periods indicated, which are derived from our audited consolidated financial statements incorporated by reference into this prospectus. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and our consolidated financial statements and accompanying notes incorporated by reference into this prospectus.

	Fiscal Year Ended
	March 30, 2012	April 1, 2011	April 2, 2010	March 27, 2009	March 28, 2008
		(Dollars in thousands, except per share data)
Statement of Operations Data:
Net sales	$2,102,002	$2,034,789	$2,055,171	$1,952,691	$1,855,791

Cost of goods sold	1,427,799	1,399,018	1,427,476	1,370,781	1,314,119
General and administrative expenses	392,990	364,749	370,871	352,478	324,123
Selling expenses	147,857	137,466	135,843	128,505	125,296

Income from operations	133,356	133,556	120,981	100,927	92,253

Interest expense	(20,148)	(17,121)	(17,295)	(22,158)	(12,496)
Other income, net	2,257	2,790	6,444	4,947	7,975

Income before provision for income taxes	115,465	119,225	110,130	83,716	87,732
Provision for income taxes	41,063	44,561	40,767	32,230	34,599

Net income	$74,402	$74,664	$69,363	$51,486	$53,133

Net income attributable to PSS World Medical, Inc.	$74,319	$74,485	$69,363	$51,486	$53,133

Earnings per common share attributable to PSS World Medical, Inc.:
Basic	1.43	1.35	1.20	0.86	0.82
Diluted	1.38	1.32	1.18	0.85	0.80

Balance Sheet Data:
Cash and cash equivalents	$163,152	$29,348	$52,751	$82,031	$21,122
Accounts receivable, net	257,700	247,229	227,888	230,361	237,248
Working capital(a)	485,365	345,402	355,606	323,545	97,454
Total assets	1,155,970	951,672	872,066	858,624	813,236
Total debt(b)	454,916	196,423	188,822	231,902	215,457
Total liabilities	765,159	505,146	464,052	480,594	473,885
Long-term liabilities	564,832	305,942	277,994	241,684	65,198
Total stockholders’ equity	390,811	446,526	408,014	378,030	339,351

Statement of Cash Flows Data:
Net cash provided by (used in)
Operating activities	128,284	116,328	102,401	90,121	70,028
Investing activities	(89,212)	(88,106)	(30,585)	(9,207)	(56,118)
Financing activities	94,732	(51,625)	(101,096)	(20,005)	(39,446)

Capital expenditures	23,918	18,227	25,923	27,340	19,446

Additional Financial Data:
Selling days	253	253	258	253	253
Net sales per selling day	$8,308	$8,043	$7,966	$7,718	$7,335

Ratio of Earnings to Fixed Charges(c)	5.1	5.7	4.2	3.3	4.5

(a)	Working capital is calculated as total current assets less total current liabilities.
(b)	Total debt is the sum of outstanding borrowings on the Company’s then-existing RLOC, if any, the current portion of long-term debt and long-term debt, excluding current portion.
(c)	For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes, plus fixed charges, less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt issuance costs, and the portion of rental expense estimated by management to be attributable to interest.

RISK FACTORS

You should carefully consider the risks described below in addition to the other information contained or incorporated by reference in this prospectus, including the information under heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and other documents that we subsequently file with the Commission. These risks and uncertainties are not the only ones related to our business, the new notes or the exchange offer. Any of these risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks develop into actual events, you may lose all or part of your investment.

Risks Related to the Notes and the Exchange Offer

If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to restrictions on their transfer, as described in the indenture governing the old notes and in the legend on the certificates for the old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act or any state securities laws. Because we anticipate that most holders of old notes will elect to participate in the exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may also be substantially limited. For further information regarding the consequences of not tendering your old notes in the exchange offer, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” and “Certain United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

We will only issue new notes in exchange for old notes after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as depository;

•	a properly completed and signed letter of transmittal (or facsimile thereof), or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, if you wish to tender old notes in exchange for new notes, you should be sure to allow sufficient time for timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer — Exchange Offer Procedures” and in the letter of transmittal. Neither we nor the exchange agent are required to notify you of defects or irregularities related to your tender of old notes. See “The Exchange Offer — Exchange Offer Procedures” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes.”

There is no active trading market for the new notes.

The new notes are new securities for which there is no established trading market, and we cannot assure you that an active trading market will develop for the new notes. If a large number of holders of old notes do not tender their old notes for exchange or tender their old notes improperly, the limited amount of new notes issued and outstanding after we complete the exchange offer could adversely affect the development or viability of a market for the new notes. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, the number of holders of new notes, the interest of securities dealers in making a market for the new notes, our operating results and the market for similar securities. We do not intend to apply for listing the new notes on any securities exchange.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes, and we may be able to incur substantially more debt in the future, which could exacerbate these risks.

We have now and, after this exchange offer, will continue to have a significant amount of indebtedness. As of March 30, 2012, we and the guarantors had consolidated debt of approximately $454.9 million, none of which was secured debt. Under the terms of our credit facility, we have revolving loans, which permits maximum borrowings of up to $300.0 million, which may be increased to $400.0 million at our discretion, subject to receiving commitments from the lenders. After reducing availability for outstanding borrowings and letter of credit commitments, we had sufficient assets based on eligible accounts receivable and inventory as of March 30, 2012 to borrow an additional $269.1 million (not including the additional accordion feature) under our credit facility. Our ability to repay or refinance our indebtedness will depend upon our ability to monetize our interests in our assets and our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control. See “Description of Certain Other Indebtedness.”

Although we believe that our future operating cash flow, together with available financing arrangements, will be sufficient to fund our operating requirements, including our obligations under the notes, our leverage and debt service obligations could have important consequences, including the following:

•

Availability of borrowings under our credit facility depends upon a borrowing base calculation consisting of accounts receivable and inventory, subject to satisfaction of certain eligibility requirements less any outstanding letters of credit. Any deterioration in the valuation of these assets could reduce the availability of borrowings under our credit facility.

•

We may be more vulnerable in the event of downturns and adverse changes in the general economy or in our industry, because we will be required to continue to service our indebtedness despite reduced cash flow.

•

We may have difficulty obtaining additional financing at favorable interest rates, or at all, to meet our requirements for working capital, capital expenditures, acquisitions, general corporate or other purposes.

•

We will be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on indebtedness, which will reduce the amount of funds available for operations, capital expenditures and future acquisitions.

•	Any borrowings we incur at variable interest rates, including under our credit facility, will expose us to increases in interest rates generally.

•	We may need to refinance all or a portion of our indebtedness, including the notes and our credit facility, on or before maturity, and refinancing may not be available on favorable terms or at all.

•

A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements, causing the acceleration of all of our outstanding indebtedness, and we may not have, or be able to obtain, sufficient funds to make any accelerated payments, including any payments on the notes.

•	If our debt repayment is accelerated as result of an event of default, we will be subject to higher interest rates on our debt obligations, and our credit ratings could be adversely impacted.

In addition, despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt in the future. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. Increases in the level of our indebtedness could adversely affect our liquidity and limit our ability to:

•	obtain additional financing for working capital requirements;

•	fund the notes or our 3.125% Convertible Senior Notes due 2014 if presented for redemption;

•	make capital expenditures;

•	acquire businesses; and

•	adapt to changes in the industry and economic conditions in general. See “Description of Certain Other Indebtedness.”

To service our indebtedness, we will require a significant amount of cash, the generation of which depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes and our credit facility, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, business and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Specifically, our cash flow could be adversely impacted by further limitations on reimbursement under Medicare and Medicaid, including reductions in reimbursement rates and further restrictions in coverage.

If we are unable to generate sufficient cash flow from operating activities, we may be forced to adopt strategies that may include the following:

•	sell assets;

•	restructure or refinance existing indebtedness;

•	seek additional equity capital; and

•	reduce or delay acquisitions and capital expenditures.

We can offer no assurance that any of these strategies could be achieved on satisfactory terms, if at all.

The terms of our indebtedness impose restrictions on our ability to engage in certain business activities.

The operating and financial restrictions and covenants governing our credit facility and the indenture that governs the notes may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Under our credit facility, we are required to comply with certain operating and financial covenants, and, in certain circumstances, to satisfy and maintain specified financial ratios and tests. In addition, the indenture governing the notes also contains financial and other covenants that limit our ability to engage in certain activities, some of which may be in our long-term best interests, including our ability to:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends or make other payments to us;

•	enter into transactions with affiliates;

•	issue guarantees of debt; and

•	sell assets or merge with other companies.

Our failure to comply with any of the restrictions or covenants in the credit facility or the indenture governing the notes could result in an event of default, which, if not cured or waived, would result in the acceleration of all of our indebtedness under our debt agreements, including the indenture governing the notes and the credit facility.

If we breach any of these restrictions or covenants, or suffer a material adverse change that restricts our borrowing ability under our credit facility, we would also be unable to borrow funds under the credit facility without a waiver, which could have an adverse effect on our business, financial condition and results of operations. See “Description of the New Notes — Certain covenants.”

Your ability to enforce the guarantees of the notes may be limited.

Although the notes are our obligations, they will be unconditionally guaranteed on a general unsecured unsubordinated basis by certain of our subsidiaries. The performance by each guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes. In the event of a finding that a fraudulent transfer or conveyance occurred, holders of the notes may not receive any repayment on the notes pursuant to the guarantees.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. However, this provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the avoidance of the guarantees could result in an event of default with respect to our and our subsidiaries’ other debt, which could result in acceleration of such debt.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, because the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, other senior creditors of ours may have priority over the holders of the notes in respect of the assets of the relevant guarantor.

The notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our and our subsidiary guarantors’ secured obligations.

The claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of notes. As of March 30, 2012, the aggregate amount of debt of our non-guarantor subsidiaries, including trade payables, was approximately $3.3 million. Our non-guarantor subsidiaries accounted for $73.3 million, or 3.5%, of our total consolidated revenues for the fiscal year ended March 30, 2012 and $35.2 million, or 3.0%, of our total consolidated assets and $10.9 million, or 1.4%, of our liabilities (including trade payables) as of March 30, 2012.

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

In addition, the notes are our general unsecured obligations and will be effectively subordinated to our and our subsidiary guarantors’ secured debt, including secured indebtedness under our credit facility, to the extent of the value of the collateral. As of March 30, 2012, we and our subsidiary guarantors’ had no secured debt.

We are permitted to form new non-guarantor subsidiaries, which generally will not be subject to any of the covenants in the indenture governing the notes, and we may not be able to rely on the cash flow or assets of those new non-guarantor subsidiaries to pay our indebtedness.

Non-guarantor subsidiaries will generally not be subject to the covenants under the indenture, and they may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of non-guarantor subsidiaries to pay any of our indebtedness, including the notes. See “Description of the New Notes.”

The ability of holders of notes to require us to repurchase notes as a result of a disposition of “substantially all” of our assets or a change in the composition of our board of directors is uncertain.

The definition of change of control in the indenture governing the notes includes the sale, assignment, lease, conveyance or other disposition of “substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, assignment, lease, conveyance or other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to another person or group is uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions that are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of directors on our board is uncertain.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of the repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions under our credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See “Description of the New Notes — Repurchase at the option of holders.”

If the notes are rated investment grade at any time by both Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., many of the covenants contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, and no default has occurred and is continuing under the indenture governing the notes, then we will not be subject to many of the covenants contained in the indenture governing the notes. As a result, you may have less credit protection than you will at the time the new notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such covenants.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled and cannot be reissued. The issuance of the new notes under the exchange offer will not result in any increase in our outstanding indebtedness.

The net proceeds to us from the sale of the old notes was approximately $245.6 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Fiscal Year Ended
	March 30, 2012	April 1, 2011	April 2, 2010	March 27, 2009	March 28, 2008
Ratio of earnings to fixed charges(a)	5.1	5.7	4.2	3.3	4.5

(a)	For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes, plus fixed charges, less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt issuance costs, and the portion of rental expense estimated by management to be attributable to interest.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to provide the holders of old notes, which have not been registered under the Securities Act, an opportunity to exchange their old notes for new notes that have been registered under the Securities Act. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the transfer restrictions and registration rights relating to the old notes.

Participation in the exchange offer is voluntary. We are not making any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, we have not authorized anyone to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender. We recommend that you make that decision after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

On February 24, 2012, we issued $250.0 million of old notes to the initial purchasers for resale to qualified institutional buyers in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Regulation S of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers, which requires us, among other things, to:

•

file with the Commission, and use our reasonable best efforts to cause to become effective by October 22, 2012, a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

•	keep the exchange offer open for not less than 20 business days.

If we do not comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest in cash to each holder of old notes in an amount equal to 0.25% per year of the aggregate principal amount of the old notes during such noncompliance period, which rate shall increase by 0.25% per year for each subsequent 90-day period during which such noncompliance continues up to a maximum of 0.50% per year. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

As a result of the registration of the new notes under the Securities Act, new notes issued in exchange for old notes should generally be freely transferable after the exchange offer without further registration under the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such old notes. See “Plan of Distribution.”

As of the date of this prospectus, $250.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

Terms of the Exchange Offer; Expiration Date of the Exchange Offer

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Each holder of old notes that exchanges old notes for new notes in the exchange offer will be deemed to have made certain securities-related representations to us.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture. If your old notes are exchanged for new notes, you will not receive a payment in respect of accrued interest on such old notes. Instead, interest on the new notes you receive in exchange for such old notes will accrue from the date of original issuance of such old notes at the same rate as and will be payable on the same dates as interest was payable on such old notes.

The expiration date for the exchange offer is 5:00 p.m., New York City time, on             , 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer. We expressly reserve the right, in our sole discretion, to:

•	extend the expiration date of the exchange offer;

•

amend or terminate the exchange offer, and not accept any old notes for exchange, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer;” and

•	delay acceptance of any old notes for exchange, by giving oral or written notice of such extension to the holders of such old notes.

We will give oral or written notice of any extension, amendment, termination, non-acceptance, or delay to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If there is any material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us upon expiration of the exchange offer, unless validly withdrawn prior to that time. For purposes of the exchange offer, we will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Exchange Offer Procedures

Your tender to us of old notes, in accordance with the procedures set forth below, and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

To tender in the exchange offer, a holder of old notes must either transmit a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal), including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth on the cover page of the letter of transmittal, for receipt at or prior to the expiration of the exchange offer. In addition, the exchange agent must receive, at or prior to the expiration of the exchange offer:

•	certificates for such old notes in proper form for transfer, along with the letter of transmittal; or

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes into the exchange agent’s account at DTC pursuant to the ATOP procedures for book-entry transfer, along with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent, forming part of a book-entry confirmation, and stating that DTC has received an express acknowledgment that the tendering holder has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such holder. By transmitting an agent’s message, a holder is not required to deliver a letter of transmittal to the exchange agent. However, the holder will be bound by the terms of the letter of transmittal just as if the holder had signed it.

If your old notes are registered in the name of a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you must instruct the custodial entity to tender the old notes on your behalf pursuant to the procedures of the custodial entity. Custodial entities that are participants in DTC must tender old notes through the book-entry transfer procedures of ATOP, together with an agent’s message.

The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. If such delivery is by mail, we recommend the use of registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure receipt by the exchange agent at or prior to the expiration of the exchange offer. No letters of transmittal or old notes should be sent to us.

We will make a final and binding determination, in our sole discretion, on all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of old notes tendered for exchange. We reserve the absolute right to reject any and all old notes determined by us not to be in proper form or not properly tendered. We also reserve the absolute right to refuse to accept any tendered old notes if, in our judgment or our counsel’s judgment, acceptance of such old notes may be unlawful. We further reserve the absolute right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes, either before or after the expiration date and whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer as to any particular old note (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification. Tenders of old notes will not be deemed to have been made until any such defects or irregularities have been cured or waived.

Proper Execution of Letter of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below (“— Withdrawal Rights”), as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes tendered for exchange pursuant to the letter of transmittal are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, or is a savings institution, commercial bank or trust company having an office or correspondent in the United States, or is otherwise an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that is, in each case, a member of a recognized signature guarantee program (i.e., the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program) (each, an “eligible institution”).

If an old note is registered in the name of the person(s) who signs the letter of transmittal, the signature(s) on the letter of transmittal must appear exactly as such name(s) are written on the certificate for the old note. If an old note is held by two or more holders, all such holders must sign the letter of transmittal. If old notes are registered in different names on different certificates for old notes, it will be necessary to complete and submit as many separate letters of transmittal and accompanying documents as there are different registrations of certificates. If old notes are registered in the name of a person other than the person who signs the letter of transmittal, such old notes must be endorsed or accompanied by bond powers.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Representations Required for Tender

By tendering old notes, you represent to us, among other things, that:

•	you are not our “affiliate,” as defined under Rule 405 under the Securities Act;

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder;

•

neither the holder nor any other person receiving the new notes has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

•	if you are not a broker-dealer, you will not engage in, and you do not intend to engage in, the distribution of the new notes;

•

if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes; and

•	you are not acting on behalf of any person who, to your knowledge, could not truthfully make the foregoing representations.

If you cannot make any of these representations, you will not be entitled to participate in the exchange offer and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not withdrawn. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent. We will issue the new notes in exchange for old notes promptly after acceptance of the old notes. New notes issued in exchange for old notes in the exchange offer will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering your old notes other than through DTC, we urge you to promptly contact a bank, broker or other intermediary that has the capacity to hold securities through DTC to arrange for receipt of your new notes.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof; and

•	all other required documents.

If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer, or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without cost to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, the exchange agent must receive a written notice of withdrawal, prior to the expiration date, at one of the addresses set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn, and the name in which such old notes are registered if different from that of the tendering holder;

•	provide a description of the old notes to be withdrawn, including the principal amount of such old notes;

•	state where certificates for old notes have been transmitted; and

•	must be guaranteed by an eligible institution, unless such old notes have been tendered for the account of an eligible institution.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Exchange Offer Procedures” at any time at or prior to the expiration date. Any old notes tendered for exchange but withdrawn will be returned without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, such old notes will be credited to an account maintained with DTC) promptly after withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if any of the following events occur prior to our acceptance of such old notes:

1.	the exchange offer violates any applicable law or applicable interpretation of the staff of the Commission;

2.	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

•

seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

3.

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes that are greater than those described in the interpretation of the Commission referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

4.	there has occurred:

•	any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

•	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

•

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof, which in our reasonable judgment, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the old notes and in the indenture governing the old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell your old notes unless they are registered or offered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Accordingly, the trading market for your untendered old notes could be adversely affected.

Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

•	if you are not a broker-dealer, you are engaged in or intend to engage in the distribution of the new notes;

•

if you are a broker-dealer, you will not receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities or you will not deliver a prospectus in connection with any resale of the new notes you receive; or

•	you are acting on behalf of a person who, to your knowledge, falls into one of the above exceptions.

If you do not meet these requirements, you may not rely on the applicable interpretations of the staff of the Commission, you will not be entitled to participate in the exchange offer, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. In addition, even if you do meet these requirements, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The Commission has not considered, and we do not intend to request the Commission to consider, the exchange offer in the context of a no-action letter. As a result, we cannot guarantee that the Commission would make a similar determination with respect to the exchange offer as in the no action letters discussed above. If our belief with respect to the transferability of the new notes is not accurate, or if you do not meet the above requirements, and you transfer a new note without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We do not and will not indemnify you against any liability that you may incur under the Securities Act.

Under some circumstances, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal and all questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:

(651) 495-8158	U.S. Bank National Association Corporate Trust Services Attention: Specialized Finance 60 Livingston Avenue	U.S. Bank National Association Corporate Trust Services Attention: Specialized Finance 60 Livingston Avenue
Confirm by Telephone: (800) 934-6802	St. Paul, Minnesota 55107	St. Paul, Minnesota 55107

For Additional Information, Contact:

(800) 934-6802

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain definitions.” In this description, “the Company” refers only to PSS World Medical, Inc. and not to any of its subsidiaries. We refer to the new notes and old notes (to the extent not exchanged for new notes) in this description as the “notes”.

The new notes being offered under this prospectus will be issued and governed by the terms of an indenture dated as of February 24, 2012 among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “indenture”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and generally are not subject to transfer restrictions or registration rights. Interest on the new notes began accruing on February 24, 2012, and the new notes will mature on March 1, 2022. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. Copies of the indenture are available as set forth below under “— Concerning the trustee.” Certain defined terms used in this description but not defined below under “— Certain definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief description of the new notes and the guarantees

The new notes

The new notes:

•	are senior unsecured obligations of the Company;

•	are senior in right of payment to all existing and future obligations of the Company that are by their terms expressly subordinated or junior in right of payment to the notes;

•	are pari passu in right of payment with all existing and future unsecured unsubordinated obligations, including our 3.125% Convertible Senior Notes due 2014;

•	are effectively junior to any of the Company’s existing and future secured obligations to the extent of the value of the assets securing such obligations;

•	are unconditionally guaranteed by the Guarantors; and

•	are structurally subordinated to all existing and future obligations, including trade payables, of those Subsidiaries of the Company that do not guarantee the notes.

The guarantees

The new notes will be unconditionally guaranteed by each of the Company’s Restricted Subsidiaries, except the Excluded Subsidiaries, that guarantee any other Indebtedness of the Company.

Each guarantee of the new notes:

•	is a senior unsecured obligation of the Guarantor;

•	is senior in right of payment to all existing and future obligations of that Guarantor that are by their terms expressly subordinated or junior in right of payment to the notes;

•	is pari passu in right of payment with all existing and future unsecured unsubordinated obligations of that Guarantor; and

•	is effectively junior to any existing and future secured obligations of that Guarantor to the extent of the value of the assets securing such obligations.

The notes are unsecured obligations of the Company and as such are effectively subordinated to the secured debt of the Company to the extent of the value of the assets securing such debt. As of March 30, 2012, the Company had no secured debt.

As of March 30, 2012, the Company and the Guarantors had approximately $454.9 million of unsecured unsubordinated Indebtedness. The Credit Agreement is guaranteed on a senior basis by the Guarantors. The 3.125% Convertible Senior Notes due 2014 are pari passu with the notes, but are not guaranteed by, and are not guaranteed obligations of, the Guarantors. As of March 30, 2012, approximately $269.1 million was available to the Company for borrowing under the Credit Agreement.

Our non-Guarantor Subsidiaries accounted, on an aggregate basis, for 3.5% of our total consolidated revenues for the fiscal year ended March 30, 2012 and $10.9 million of liabilities (including trade payables) and 3.0% of our total consolidated assets as of March 30, 2012.

As of the Issue Date, all of our Subsidiaries were Restricted Subsidiaries. In addition, under the circumstances described below under the subheading “— Certain covenants — Designation of restricted and unrestricted subsidiaries,” we will be able to designate other subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, maturity and interest

The Company may issue additional notes from time to time. Any offering of additional notes is subject to the covenant described below under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes of the same series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on March 1, 2022.

Interest on the notes accrues at the rate of 6.375% per annum. Interest and Additional Interest, if any, on the notes will be payable semi-annually in arrears on March 1, and September 1, of each year, commencing on September 1, 2012. The Company will make each interest payment to the Holders of record at the close of business on the immediately preceding February 15 and August 15 (whether or not a business day). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder has previously given wire transfer instructions to the Company and the trustee, all principal, interest, Additional Interest, if any, and premium on that Holder’s notes will be paid in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

Subsidiary guarantees

The notes are guaranteed by each of the Company’s current and future Restricted Subsidiaries, except the Excluded Subsidiaries. The Subsidiary Guarantees are the full and unconditional, and joint and several obligations of the Guarantors. Each Subsidiary Guarantee is a senior unsecured obligation of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Your ability to enforce the guarantees of the notes may be limited.”

Subject to the provisions of the following paragraph, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee.

The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the covenant described under the caption “Repurchase at the option of holders — Asset sales”;

(2) in connection with any sale of all or a majority of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the covenant described under the caption “Repurchase at the option of holders — Asset sales”;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or an Excluded Subsidiary in accordance with the requirements of the indenture;

(4) if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture;

(5) upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described under “Legal defeasance and covenant defeasance” below or if the Company’s obligations under the indenture and notes are discharged in accordance with the terms of the indenture; or

(6) pursuant to the covenant described below under the caption “Certain covenants — Covenant suspension”.

Optional redemption

At any time prior to March 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) at a redemption price of 106.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to (but not including) the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of such notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to March 1, 2017, the Company may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest and Additional Interest, if any, to (but not including) the redemption date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at the Company’s option prior to March 1, 2017. On or after March 1, 2017, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Period	Redemption Price
2017	103.188%
2018	102.125%
2019	101.063%
2020 and thereafter	100.000%

Any notice of any optional redemption under the indenture may specify that such optional redemption is conditional upon the occurrence of one or more events or circumstances, as determined by the Company in its sole discretion.

Mandatory redemption

Except as set forth below under “— Repurchase at the option of holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described above under “— Optional redemption,” by giving notice of such redemption to the holders of the notes, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control

Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to (but not including) the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder stating the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each Holder of notes who properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Any Change of Control Offer may be made in advance of, and conditioned on the consummation of, such Change of Control.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of the Company’s board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of the Company’s board of directors, including in connection with a proxy contest where the Company’s board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require the Company to make a Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain other transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the “Incurrence of indebtedness and issuance of preferred stock” covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

Future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the notes.

Asset sales

The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent balance sheet (or footnotes thereof) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which the Company or such Restricted Subsidiary is released from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $25.0 million and 2.5% of the Consolidated Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay, prepay, redeem or repurchase (x) any Indebtedness secured by such assets or any unsubordinated secured Indebtedness of the Company or any Guarantor or (y) any Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire Replacement Assets;

(5) to acquire other long-term assets that are used or useful in a Permitted Business; or

(6) any combination of any of the foregoing.

The Company or the Restricted Subsidiary will be deemed to have complied with the immediately preceding sentence with respect to any such Net Proceeds if it enters into a binding agreement to make an acquisition or capital expenditure permitted pursuant to clause (2), (3), (4) or (5) of the immediately preceding sentence in an amount equal to such Net Proceeds within such 365 days; provided that, if the relevant acquisition or capital expenditure is not consummated or completed, as the case may be, within the later of (x) 365 days after the receipt of the relevant Net Proceeds and (y) 180 days after the date of such binding agreement, such Net Proceeds will constitute “Excess Proceeds.” Pending the final application of any Net Proceeds, the Company or the Restricted Subsidiary may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 in excess thereof out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or, in the event such other pari passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued but unpaid interest and Additional Interest, if any, to the date of purchase (or, in respect of such other pari passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such pari passu Indebtedness), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain agreements governing the Company’s outstanding Indebtedness, including the Credit Agreement, generally prohibit the Company from purchasing notes, and also provide that certain transactions constituting a Change of Control or Asset Sale event with respect to the Company would constitute a default under these agreements. Any future debt agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders or other counterparties to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness of the Company.

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional upon the occurrence of certain events, including equity offerings.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain covenants

Covenant suspension

From and after the first date on which both (a) the notes are rated Investment Grade by at least two Rating Agencies and (b) there shall not exist a Default or Event of Default under the indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Rating Event”), the Company and the Restricted Subsidiaries will no longer be subject to the covenants described herein under the captions (collectively, the “Suspended Covenants”):

•	“— Repurchase at the option of holders — Asset sales,”

•	“— Restricted payments,”

•	“— Incurrence of indebtedness and issuance of preferred stock,”

•	“— Dividend and other payment restrictions affecting restricted subsidiaries,”

•	clause (4) of the first paragraph under “— Merger, Consolidation or Sale of Assets,”

•	“— Transactions with Affiliates,” and

•	“— Additional Subsidiary Guarantees.”

Upon the occurrence of a Rating Event, (the “Suspension Date”), the Subsidiary Guarantees of each of the Guarantors will be automatically released. There can be no assurance that a Rating Event will occur, or if one occurs, that the notes will continue to maintain an Investment Grade Rating.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the notes below an Investment Grade rating then, following the Reversion Date, the Company and the Restricted Subsidiaries will again be subject to the Suspended Covenants under the indenture and all required Subsidiary Guarantees will be reinstated and issued.

The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the indenture with respect to notes. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under the caption “— Restricted payments” will be made as though such covenant had been in effect prior to, but not during, any Suspension Period (and, for the avoidance of doubt, all Restricted Payments made during the Suspension Period and all Consolidated Net Income and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to any clause (including, without limitation, pursuant to clause (3) of the first paragraph) of the covenant described under the caption “— Restricted payments” shall be excluded in determining the amount of Restricted Payments available to be made following a Reversion Date). For purposes of the “— Incurrence of indebtedness and issuance of preferred stock” covenant, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of such covenant. For purposes of the “— Dividend and other payment restrictions affecting restricted subsidiaries” covenant, on the Reversion Date, any encumbrance or restriction on the ability of any Restricted Subsidiary described under clauses (1), (2) or (3) of the first paragraph thereof created, otherwise caused or permitted to exist or become effective during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (1) of the second paragraph of such covenant. For purposes of the “— Transactions with affiliates” covenant, on the Reversion Date, any Affiliate Transaction entered into or permitted to exist during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph of such covenant. Additionally, upon the occurrence of a Rating Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure by the Company or any Restricted Subsidiary to comply with the Suspended Covenants during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Restricted Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

Restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary);

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(c) make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(d) make any Restricted Investment

(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of preferred stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after December 30, 2011 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) and (17) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from December 30, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Board of Directors) of property or assets received by the Company since December 30, 2011 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and contributions used to fund Contribution Indebtedness) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests of the Company (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary), plus

(c) to the extent that any Restricted Investment that was made after December 30, 2011 is sold for cash or Cash Equivalents (or a combination thereof) or otherwise liquidated or repaid for cash or Cash Equivalents (or a combination thereof), the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since December 30, 2011 (provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made since December 30, 2011 by the Company or any Restricted Subsidiary that were treated as Restricted Payments, and provided, further, that no amount will be included under this clause (d) to the extent it is already included in clauses (a), (b) or (c) above).

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or similar distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any officer, director or employee of the Company or any Subsidiary of the Company in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights or the lapsing of restrictions on restricted stock, to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights or the withholding taxes payable in connection with such stock options, stock appreciation rights or restricted stock;

(7) additional Restricted Payments, provided that after giving pro forma affect to any such Restricted Payment the Guaranteed Debt Ratio is no greater than 2.0 to 1;

(8) the repurchase of any class of Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) if such repurchase is made pro rata among all holders of such class of Capital Stock;

(9) the payment of any scheduled dividend or similar distribution, and any scheduled repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled redemption or repurchase date, in respect of any series of preferred stock or similar securities of the Company or any Restricted Subsidiary (including Disqualified Stock), provided that such series of preferred stock or similar securities was issued in compliance with the “— Incurrence of indebtedness and issuance of preferred stock” covenant;

(10) payments in lieu of fractional shares;

(11) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to those described under the caption “Repurchase at the option of holders — Change of control”; provided that prior to such purchase the Company has made the Change of Control Offer as provided in such section and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

(12) honoring any conversion request by a holder of convertible securities and making required cash payments in connection therewith;

(13) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness (x) from Net Proceeds to the extent permitted by the covenant described under the caption “— Repurchase at the option of holders — Asset sales” or (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “— Change of Control” and, if required, purchased all notes tendered pursuant to the offer to repurchase all the notes required thereby, prior to purchasing or repaying such Subordinated Indebtedness;

(14) payments or distributions to dissenting stockholders pursuant to applicable law in connection with any merger, consolidation or disposition in accordance with the terms of the indenture;

(15) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to holders of the Company’s common stock pursuant to a shareholder rights plan;

(16) the repurchase, redemption or other acquisition of Disqualified Stock of the Company or any of its Restricted Subsidiaries in exchange for or out of the proceeds of a substantially concurrent offering of, Disqualified Stock of the Company; and

(17) additional Restricted Payments in an aggregate amount not to exceed $100.0 million (with each such Restricted Payment being valued as of the date made and without regard to subsequent changes in value).

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities in excess of $25.0 million that are required to be valued by this covenant will be determined by the Board of Directors of the Company in good faith, whose determination with respect thereto will be conclusive.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and the Company may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock (including Disqualified Stock) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the following (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness (and letters of credit, bankers’ acceptances and like instruments) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $400.0 million (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (17) of this paragraph) and (ii) the Borrowing Base as of the date of such incurrence;

(2) Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the old notes and the related Subsidiary Guarantees issued on the Issue Date and (b) the Exchange Notes and the Exchange Subsidiary Guarantees to be issued pursuant to the indenture in exchange for the old notes and the Subsidiary Guarantees issued on the Issue Date in accordance with the terms of the Registration Rights Agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $35.0 million and 3.5% of Consolidated Assets at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (15), (23), (26) or this clause (5) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of Disqualified Stock or Preferred Stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness, Disqualified Stock or Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) exchange rate risk with respect to obligations under any agreement or Indebtedness, or with respect to any asset, of such Person that is payable or denominated in a currency other than U.S. Dollars;

(8) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock (including Disqualified Stock) in the form of additional shares of the same class of preferred stock (including Disqualified Stock) will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock (including Disqualified Stock) for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition or disposition of assets which are contingent on the performance of the assets acquired or disposed of;

(11) Indebtedness represented by (a) letters of credit for the account of the Company or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, to the extent that such letters of credit and other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, in connection with participation in government reimbursement or other programs or other similar requirements in the ordinary course of business;

(12) the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the indenture;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(14) Indebtedness constituting or arising under Cash Management Services;

(15) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(16) Indebtedness of the Company and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of the Company or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents;

(17) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to the Company and its Restricted Subsidiaries; provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to the Company or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by the Company as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;

(18) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(19) unsecured Indebtedness in respect of obligations of the Company or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the Incurrence of the related obligations) in the ordinary course of business;

(20) Indebtedness representing deferred compensation to employees of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(21) reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of the Company in respect of letters of credit issued by the Company for its own account or for the account of any of its Restricted Subsidiaries;

(22) Indebtedness of Foreign Subsidiaries up to, but not exceeding, the sum of (x) $50.0 million plus (y) the Foreign Borrowing Base at any one time outstanding;

(23) Contribution Indebtedness;

(24) Real Estate Financing in an aggregate amount outstanding at any one time not to exceed $25.0 million;

(25) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (which may include, but is not limited to, Indebtedness of the types referred to in the foregoing clauses (1) through (22) and clauses (24) and (26)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (25), not to exceed the greater of $125.0 million and 12.5% of Consolidated Assets; and

(26) Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that after giving effect thereto, (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (26) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any Indebtedness solely as a result of fluctuations in exchange rates or currency values.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

The Company will not, directly or indirectly, incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the notes to the same extent. The Company will not permit any Guarantor to incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Subsidiary Guarantee to the same extent.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary, except Permitted Liens, without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all other obligations thereby secured for so long as any such obligations shall be so secured.

Any Lien created for the benefit of Holders pursuant to the preceding paragraph shall provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other Indebtedness.

Dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes, Subsidiary Guarantees, the Exchange Notes and the Exchange Subsidiary Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such encumbrances or restrictions were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations or Capital Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property or assets of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or any assets thereof that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens”;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described under the caption “— Incurrence of indebtedness and issuance of preferred stock”, provided that such restrictions do not materially adversely affect the Company’s ability to pay interest and principal on the notes when due;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities;

(13) in the case of clause (3) of the preceding paragraph, encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to Indebtedness and that do not materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries; and

(14) encumbrances or restrictions in the terms of Indebtedness permitted to be incurred under the indenture if the encumbrance or restriction is not materially more disadvantageous to Holders than is customary in comparable financings and will not, at the time of creation, materially affect the Company’s ability to make principal or interest payments on the notes (in each case determined by the Company in good faith).

Merger, consolidation or sale of assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness and issuance of preferred stock” or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of the Company for such applicable four-quarter period without giving pro forma effect to such transactions.

Clauses (3) and (4) of the first paragraph of this “Merger and Consolidation” covenant will not apply to any transaction in which (i) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or another Restricted Subsidiary or (ii) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to an Affiliate incorporated or organized for the purpose of reincorporating the Company in another jurisdiction.

In addition, the Company may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate payments in excess of $5.0 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million the Company delivers to the trustee a resolution of the Company’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Company’s Board of Directors, or an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business;

(2) performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to the Company or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date;

(3) transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described above under the caption “— Incurrence of indebtedness and issuance of preferred stock”;

(4) transactions in the ordinary course of business with any joint venture that is otherwise permitted by the indenture; provided, that such joint venture is between and among the Company and/or any of its Subsidiaries on the one hand and third parties that are not otherwise Affiliates of the Company on the other hand;

(5) transactions between or among the Company and/or its Restricted Subsidiaries;

(6) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(7) issuances of Equity Interests (other than Disqualified Stock) to, or other capital contributions from, Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(8) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “— Restricted payments”;

(9) transactions complying with the covenant described above under the caption “— Merger, consolidation or sale of assets”; and

(10) pledges of Equity Interests of Unrestricted Subsidiaries.

Additional subsidiary guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than an Excluded Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it was acquired or created. If after the Issue Date any Excluded Subsidiary guarantees any Indebtedness of the Company, then that Excluded Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it guaranteed such other Indebtedness of the Company.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes and file with the Commission (unless the Commission will not accept such filing), within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, that any information accepted for filing with the Commission shall be deemed to have been furnished to Holders of the notes.

Events of default and remedies

Each of the following is an Event of Default with respect to the notes, as the case may be:

(1) default for 30 days in the payment when due of interest or Additional Interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes (including the failure to repurchase notes pursuant to a Change of Control Offer or Asset Sale Offer);

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain covenants — Merger, consolidation or sale of assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at its final stated maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more, provided that no default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired within 20 business days after such acceleration or Payment Default;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25.0 million (net of any indemnity payments actually received in respect thereof, provided that such indemnity payments are not subject to any ongoing legal or other dispute or disagreement and are otherwise uncontested) that are not covered by insurance from a reputable insurer or as to which such insurer has not acknowledged coverage in writing, which judgments are not paid, discharged, bonded or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary of notes shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee for the notes; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.

A Default under clause (4) is not an Event of Default in respect of the notes until the trustee or the Holders of at least 25% in principal amount of the notes then outstanding notify the Company and the trustee (in the case of a notice given by Holders) of the Default and the Company does not cure such default within the time specified after receipt of such notice.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest or premium on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or Additional Interest and premium on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in respect of the notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under “— Events of default and remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal of, or interest or Additional Interest and premium on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date or within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for those notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or Additional Interest, if any, or premium on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default in respect of the notes that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or Additional Interest or premium on, the notes;

(7) after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors, if applicable, and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s or a Guarantor’s assets or properties;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

(7) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

(8) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of notes as additional security for the payment and performance of the Company’s or a Guarantor’s obligations;

(9) to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

(10) to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Subsidiary Guarantees, as provided in an officer’s certificate.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest and Additional Interest, if any, to the date of maturity or redemption;

(2) no Default or Event of Default with respect to the notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to make the deposit required to effect such satisfaction and discharge and any similar deposit relating to other Indebtedness and in each case the granting of Liens to secure such borrowings);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.

Concerning the trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, Attention: Secretary.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“3.125% Convertible Senior Notes due 2014” means the $230.0 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2014 issued by the Company pursuant to an indenture dated as of August 4, 2008 between the Company and U.S. Bank National Association, as trustee.

“Additional Interest” means all additional interest owing on the notes pursuant to the Registration Rights Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (limited to the maximum amount of liability of the specified Person with respect to such Lien).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Redemption Premium” means, with respect to any note on any redemption date, the excess of

(1) the present value at such redemption date of the redemption price of such note if such note were redeemed on March 1, 2017 plus all required interest payments due on such note through March 1, 2017 computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over

(2) the then-outstanding principal amount of the note,

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition by the Company or any of its Restricted Subsidiaries of any assets, other than sales of products and services in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenant described above under the caption “— Repurchase at the option of holders — Change of control” and/or the covenant described above under the caption “— Certain covenants — Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests (other than directors’ qualifying shares) by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2) a transfer of assets between or among the Company and one or more Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease, assignment, sublease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments”;

(7) the sale and leaseback of any assets within 180 days of the acquisition of such assets;

(8) a sale or other disposition of accounts receivable and related assets in connection with a financing transaction involving such assets (including, without limitation, in connection with a securitization or similar financing);

(9) any disposition of property in the ordinary course of business by the Company or any Restricted Subsidiary that, in the good faith judgment of management of the Company, has become obsolete, worn out, damaged or no longer useful in the conduct of the business of the Company or the Restricted Subsidiaries;

(10) any Asset Swap;

(11) any loans or other transfers of equipment to customers of the Company or any Restricted Subsidiary in the ordinary course of business for use with the products or services of the Company or any Restricted Subsidiary;

(12) the sale or issuance of a minimal number of Equity Interests in a Foreign Subsidiary to a foreign national to the extent required by local law;

(13) the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(14) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business or consistent with past practice;

(15) the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the covenant described above under the caption “— Certain covenants — Incurrence or indebtedness and issuance of preferred stock”;

(16) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(17) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction;

(18) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(19) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement;

(20) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary; and

(21) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition.

“Asset Sale Offer” has the meaning set forth under “— Repurchase at the option of holders — Asset sales.”

“Asset Swap” means an exchange by the Company or any Restricted Subsidiary of property or assets for property or assets of another Person; provided that (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Company’s Board of Directors), and (ii) at least 75% of the consideration received in such exchange constitutes assets or other property of a kind usable by the Company and its Restricted Subsidiaries in a Permitted Business; provided, further that any cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Proceeds subject to the provisions under “— Repurchase at the option of holders — Asset sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2) with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of the fiscal quarter most recently ended, an amount equal to:

(1) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis, plus

(2) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries on a consolidated basis outstanding at any time,

in each case on a pro forma basis, including (x) any property or assets of the type described above acquired since the end of such fiscal quarter and (y) any property or assets of the type described above being acquired in connection with any transaction giving rise to a recalculation of the Borrowing Base.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) Securities constituting direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof;

(3) securities constituting direct obligations of any State or municipality within the United States maturing in three years or less from the date of acquisition thereof which, in any such case, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody’s or any other United States nationally recognized credit rating agency of similar standing;

(4) certificates of deposit with a maturity of one year or less or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(5) eurodollar time deposits with maturities of one year or less and overnight bank deposits with any bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in such clauses above;

(7) commercial paper maturing in 365 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded a rating of “A2” or better by S&P or “P2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing;

(8) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America having capital and surplus aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization as such term is defined under Section 3(62) of the Securities Exchange Act of 1934, as amended) at the time such Investment is made; and

(9) any fund or other pooling arrangement at least 95% of the assets of which constitute Investments described in clauses (1) through (8) of this definition.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit, debit or purchase card services, electronic funds transfer and other similar cash management arrangements.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole (other than any Qualified Securitization Transaction in accordance with the terms of the indenture) “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the Company becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Charity Subsidiary” means any of PSS Gulf South Employee Relief Fund, Inc., PSS Gulf South Medical Supply Relief Fund, Inc. and PSS WM Employee Education Fund, Inc.

“Consolidated Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis at such date, as determined in accordance with GAAP.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without regard to the dollar limitation in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments or expenses, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash losses, charges, debits or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period but in any event including any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash losses, charges, debits or expenses were deducted in computing such Consolidated Net Income; plus

(5) all transaction costs and expenses incurred by the Company and its Restricted Subsidiaries in connection with any capital markets transaction (including the issuance of the notes and the exchange notes), any issuance of Capital Stock, any merger or acquisition transaction, any Asset Sale or any incurrence of Indebtedness, in each case, whether or not such transaction is ultimately consummated; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released);

(3) for purposes of the covenant described above under the caption “— Restricted payments”, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness shall be excluded;

(6) any gains or losses in respect of Hedging Obligations shall be excluded;

(7) any foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person shall be excluded;

(8) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards shall be excluded; and

(9) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of the insurable event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 day period), expenses with respect to liability or casualty events or business interruption shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors immediately after the annual stockholders meeting of the Company following the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Company or any Restricted Subsidiary from either (x) the issuance or sale of its Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Capital Stock from its shareholders, in each case subsequent to the Issue Date as determined in accordance with clause (3)(b) of the first paragraph of the covenant described under the caption “Certain covenants — Restricted payments” to the extent such net proceeds have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under the caption “Certain covenants — Restricted Payments” or to make Permitted Investments.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 16, 2011, by and among PSS World Medical, Inc., each of the Company’s subsidiaries therein named, the lenders parties thereto, Bank of America, N.A., as administrative agent and the other arrangers and agents named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether in whole or in part and whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities, indentures, or other agreements in each case with banks, institutional or other lenders, investors or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other Indebtedness, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders or parties and whether or not contemplated under the original agreement relating thereto). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder or (iii) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by the principal financial officer and any of the other executive officers of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control with respect to the Company or an asset sale by the Company or its Restricted Subsidiaries will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.”

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale by the Company for cash of its common stock or preferred stock (excluding Disqualified Stock).

“Excess Proceeds” has the meaning set forth under “— Repurchase at the option of holders — Asset sales.”

“Exchange Notes” means the debt securities of the Company issued pursuant to the indenture in exchange for the notes in compliance with the terms of the Registration Rights Agreement.

“Exchange Subsidiary Guarantees” means the guarantees of the obligations of the Company under the indenture and the notes issued pursuant to the indenture in exchange for the Subsidiary Guarantees in compliance with the terms of the Registration Rights Agreement.

“Excluded Subsidiaries” means any Foreign Subsidiary, the Charity Subsidiaries and those Domestic Subsidiaries that are designated by the Company as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries that are Domestic Subsidiaries, either individually or collectively, hold more than 5.0% of the consolidated assets of the Company and its Domestic Subsidiaries as of the

end of the most recent fiscal quarter or account for more than 5.0% of the consolidated revenue of the Company and its Domestic Subsidiaries during the most recent four-quarter period (in each case determined as of the most recent fiscal quarter for which the Company has internal financial statements available); provided, further, that any Foreign Subsidiary, Domestic Subsidiary or Charity Subsidiary that guarantees other Indebtedness of the Company may not be designated as or continue to be an Excluded Subsidiary. In the event any Foreign Subsidiaries, Domestic Subsidiaries or Charity Subsidiaries previously designated as Excluded Subsidiaries, either individually or collectively, cease to meet the requirements of the previous sentence, the Company will promptly cause one or more of such Foreign Subsidiaries, Domestic Subsidiaries or Charity Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date of the notes, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations but excluding amortization of debt issuance costs, commissions and expenses, amortization of deferred financing fees, non-cash interest expense attributable to marked-to-market valuation of Hedging Obligations, expensing of bridge, commitment and other financing fees, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and accretion of accrued interest on discounted liabilities; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus

(4) all dividends paid in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary; minus

(5) any non-cash interest expense for convertible debt instruments resulting from the application of ASC 470-20, “Debt — Debt with Conversion and Other Options”; minus

(6) any interest income of such Person and its Restricted Subsidiaries.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four consecutive fiscal quarter period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the four consecutive fiscal quarter period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect, including, without limitation, to any transaction giving rise to such calculation, to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four quarter period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, pro forma effect will be given to:

(1) acquisitions of any operations or businesses or assets (other than assets acquired in the ordinary course of business) that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four consecutive fiscal quarter period or subsequent to such four quarter period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter period; and

(2) the discontinuance of operations or businesses and dispositions of operations or businesses or assets (other than assets disposed of in the ordinary course of business) during the four consecutive fiscal quarter period or subsequent to such four quarter period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter period.

For the purposes of this definition, whenever pro forma effect is to be given to any acquisition, merger, investment, disposition or discontinuance of operations or other transaction (a “Specified Transaction”), or the amount of income or earnings or consolidated cash flow relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof may, for the avoidance of doubt, include anticipated cost savings or synergies relating to any such Specified Transaction (which cost savings or synergies shall be limited to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Company and actions necessary for realization thereof have been taken or are to be taken within 12 months of the applicable sale, purchase or other transaction) and shall be as determined in good faith by the Chief Financial Officer or an authorized officer of the Company and as set forth in an officer’s certificate.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire four quarter period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable four quarter period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Foreign Borrowing Base” means, as of the fiscal quarter most recently ended, an amount equal to (1) 85% of the book value of the accounts receivable of Foreign Subsidiaries and (2) 65% of the book value of the inventory of Foreign Subsidiaries, in each case on a pro forma basis, including (x) any property or assets of the type described above acquired since the end of the most recent fiscal quarter and (y) any property or assets of the type described above being acquired in connection with any transaction giving rise to a recalculation of the Foreign Borrowing Base.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1) the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2) the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Further, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries but does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guaranteed Debt Ratio” means, as of any date of determination, the ratio of (x) consolidated total Indebtedness of the Company and its Restricted Subsidiaries as of the date of the event for which the calculation of the Guaranteed Debt Ratio is made (excluding any Indebtedness for which the Company is the sole obligor), to (y) the Consolidated Cash Flow of the Company for the most recent four consecutive fiscal quarter period prior to such date of determination for which internal financial statements are available, in each case, calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of Fixed Charge Coverage Ratio.

“Guarantors” means each of:

(1) the Restricted Subsidiaries of the Company as of the Issue Date other than Excluded Subsidiaries; and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar agreements, incurred for the purpose of hedging interest rate risk; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance of the deferred and unpaid purchase price of any property; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes or any settlements or judgments relating to governmental litigations and/or investigations.

The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

“Investment Grade” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3 (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain covenants — Restricted payments”. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain covenants — Restricted payments”. “Investments” shall exclude extensions of trade credit.

“Issue Date” means the original issue date for the first issuance of old notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Originator Recourse” means a reimbursement obligation of the Company in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that the Company’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be Incurred by the Company pursuant to the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock.”

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the dollar limitation in the definition thereof); (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; or (c) any acquisition, recapitalization or Permitted Investment of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary, unusual or non-recurring gain, charge, expense or loss (together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss), including, without limitation, (a) restructuring charges, reserves or other related expenses, (b) fees, expenses or charges relating to facility shutdowns and discontinued operations, (c) acquisition integration costs, (d) severance or other employee termination or relocation costs, expenses or charges, (e) non cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (f) litigation and investigation settlement costs and related expenses; and

(3) the net income (or loss) from disposed or discontinued operations.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale and appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto or a reasonable extension thereof.

“Permitted Debt” has the meaning set forth under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock.”

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales”;

(5) any Investment to the extent the consideration therefor was the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) Hedging Obligations and commodity hedges, collar-spread hedges and other similar hedging obligations entered into in the ordinary course of business for bona fide hedging purposes (and not for speculative purposes) of the Company and its Restricted Subsidiaries;

(7) intercompany Indebtedness to the extent permitted under the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;

(9) loans and advances to officers, directors and employees made in the ordinary course of business;

(10) Investments represented by accounts and notes receivable created or acquired in the ordinary course of business;

(11) Investments existing on the Issue Date (or pursuant to a binding commitment in existence on the Issue Date) and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(12) Investments by any qualified or nonqualified benefit plan established by the Company or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by the Company or any Restricted Subsidiary in connection with the funding thereof;

(13) Investments received in settlement of debts or judgments owed to the Company or any Restricted Subsidiary, including, without limitation, as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any bankruptcy, liquidation, receivership or insolvency proceeding;

(14) Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”;

(15) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not made in contemplation of the acquisition of such Person and only to the extent that the aggregate fair market value of such Investments does not exceed 25% of the fair market value of the total consideration paid to acquire such Person;

(16) Investments by the Company or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;

(17) Investments made within 90 days after the date of the commitment to make the Investment, that when such commitment was made would have complied with the terms of the indenture;

(18) Guarantees issued in accordance with the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”;

(19) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(20) Investments in the Notes;

(21) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(22) Investments in joint ventures carrying on operations primarily outside the United States in an amount not to exceed $25.0 million at any time outstanding; and

(23) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (23), not to exceed the greater of $100.0 million and 10.0% of Consolidated Assets in the aggregate at any one time outstanding.

“Permitted Liens” means:

(1) Liens in favor of the Company or its Restricted Subsidiaries;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens to secure Indebtedness (including, without limitation, Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(5) Liens existing on the Issue Date;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) Liens securing any Hedging Obligations of the Company or any Restricted Subsidiary;

(8) Liens securing any Indebtedness otherwise permitted to be incurred under the indenture, the proceeds of which are used to refinance Indebtedness of the Company or any Restricted Subsidiary, provided that such Liens extend to or cover only the assets secured by the Indebtedness being refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(9) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(10) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the Company or any applicable Restricted Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

(11) Liens incurred or deposits made in the ordinary course of business in connection with unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

(12) judgment Liens not giving rise to an Event of Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) (x) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of the Company or any of its Restricted Subsidiaries, (y) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (z) any condemnation or eminent domain proceedings affecting any real property;

(14) any interest or title of a lessor in assets or property subject to Capital Lease Obligations or an operating lease of the Company or any Restricted Subsidiary;

(15) Liens incurred in connection with a financing involving the sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing);

(16) leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(17) bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of the Company or any Restricted Subsidiary;

(18) the interest of any issuer of a letter of credit in any cash or Cash Equivalents deposited with or for the benefit of such issuer as collateral for such letter of credit; provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the indenture;

(19) any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary or to purchase assets of the Company or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business or is otherwise permitted under the indenture;

(20) any Lien granted to the trustee pursuant to the terms of the indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of the Company;

(21) statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen in the ordinary course of business;

(22) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(23) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s Obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens securing (i) Indebtedness incurred pursuant to clauses (1), (11), (14) or (18) of the second paragraph of the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock” and (ii) Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(25) Liens in respect of Real Estate Financing obligations that do not at any one time outstanding exceed $25 million;

(26) Liens to secure Indebtedness of Foreign Subsidiaries provided that any such Lien covers only the assets of such Foreign Subsidiaries;

(27) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction; and

(28) Liens not otherwise permitted by clauses (1) though (27) above with respect to obligations that do not at any one time outstanding exceed the greater of $125.0 million and 12.5% of Consolidated Assets determined as of the date of incurrence.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness (x) for Indebtedness maturing prior to the final maturity date of the notes, has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (y) for Indebtedness maturing after the final maturity date of the notes, has a final maturity date not earlier than the 91st day after the final maturity date of, and a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms not materially less favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by the Company, the obligor on the Permitted Refinancing Indebtedness may not be a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which (a) the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Rating Agency” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical organization (as defined pursuant to Section 3(62) of the Exchange Act), selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Real Estate” means all of the Company’s and its Restricted Subsidiaries’ now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of the Company’s and its Restricted Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Real Estate Financing” means Indebtedness incurred in connection with any acquisition or improvement of, or otherwise substantially related to, Real Estate that is either unsecured or secured only by Liens on Real Estate of the Company and its Restricted Subsidiaries.

“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of the Company or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated February 24, 2012, among the Company, the Guarantors identified therein and Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers.

“Replacement Assets” mean (i) properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of such Asset Sale or that are otherwise useful in a Permitted Business, (ii) the Capital Stock of a Person that is engaged in a Permitted Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock of any Restricted Subsidiary acquired from a third party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

“Securitization Subsidiary” means a Subsidiary of the Company:

(1) that is designated a “Securitization Subsidiary” by the board of directors of the Company (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(B) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(C) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(5) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of the Company giving effect to the designation and an officers’ certificate certifying that the designation complied with the preceding conditions.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Guarantor which is subordinated in right of payment to the notes or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Restricted Subsidiaries or by such Person and one or more of its Restricted Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary Guarantee” means a guarantee of notes pursuant to the indenture.

“Treasury Rate” means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H. 15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to March 1, 2017; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Indebtedness that is without recourse to the Company or its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any (a) continuing direct or indirect obligation to subscribe for additional Equity Interests or (b) direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary after the Issue Date will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain covenants — Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Description of Convertible Senior Notes due 2014

In August 2008, the Company issued $230.0 million in aggregate principal amount of 3.125% Convertible Notes due 2014 (the “2008 Notes”) under an indenture between the Company and U.S. Bank National Association, as trustee. The 2008 Notes mature on August 1, 2014, unless earlier converted or repurchased, and bear interest at a rate of 3.125% per year.

The 2008 Notes are the Company’s general unsecured obligations, and are (i) equal in right of payment to all of its other senior unsecured indebtedness; (ii) senior in right of payment to all indebtedness that is contractually subordinated to the 2008 Notes; (iii) structurally subordinated to all existing and future claims of its subsidiaries’ creditors, including trade creditors; and (iv) effectively subordinated to all of its existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. In general, our subsidiaries have no obligation to pay any amounts due on the 2008 Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the 2008 Notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any future preferred stock of our subsidiaries, to the extent of its liquidation preference. Our rights and the rights of our creditors, including holders of the 2008 Notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors.

No sinking fund is provided for the 2008 Notes, which means that the indenture governing the 2008 Notes does not require us to redeem or retire the 2008 Notes periodically. The 2008 Notes may not be redeemed by us at our option prior to maturity.

Subject to the satisfaction of certain conditions, holders may convert their 2008 Notes, in whole or in part, at an initial conversion rate of 47.1342 shares of common stock per $1,000 in principal amount of 2008 Notes, which is equivalent to an initial conversion price of approximately $21.22 per share of common stock, at any time prior to the close of business on the business day immediately preceding May 1, 2014. On and after May 1, 2014, holders may convert their 2008 Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the 2008 Notes, regardless of the satisfaction of certain conditions. Holders do not have the right to convert their 2008 Notes after the close of business on the second scheduled trading day immediately preceding the maturity date of the 2008 Notes. The applicable conversion rate is subject to adjustment upon the occurrence of certain events. The indenture governing the 2008 Notes requires us to pay the principal portion of the conversion consideration of the 2008 Notes in cash.

If an event constituting a “fundamental change” (as defined in the indenture governing the 2008 Notes) occurs, a holder may surrender the 2008 Notes for conversion at any time during certain specified periods. In addition, if a fundamental change occurs, a holder of 2008 Notes may be entitled to receive an increase in the conversion rate in the form of additional shares upon any conversion made in connection with such fundamental change. If a fundamental change occurs at any time, a holder of 2008 Notes will have the right, at such holder’s option, to require us to repurchase all of such holder’s 2008 Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date of our choosing within a specified time period. The price we are required to pay for such a repurchase will be an amount equal to 100% of the principal amount of the 2008 Notes to be repurchased, plus accrued and unpaid interest. Any 2008 Notes repurchased by us will be paid for in cash. No 2008 Notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the 2008 Notes has been accelerated and such acceleration has not been rescinded, on or prior to such date.

Holders of 2008 Notes will also have the right to convert the 2008 Notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property, that does not also constitute a fundamental change.

Notwithstanding the foregoing, the indenture governing the 2008 Notes provides that no holder may exercise any conversion right with respect to any 2008 Note to the extent the receipt of common stock deliverable upon conversion of such 2008 Note would cause the holder to become a “beneficial owner” (within the meaning of either Article IX of our Amended and Restated Articles of Incorporation or Section 607.0901(1)(e) of the Florida Business Corporation Act) of more than 9.9% of our outstanding voting stock.

The indenture governing the 2008 Notes contains customary provisions regarding events of default, including cross-default provisions. Generally, if an event of default occurs and is continuing, the trustee under the indenture governing the 2008 Notes or the holders of at least 25% in aggregate principal amount of the 2008 Notes may declare 100% of the principal of and accrued and unpaid interest on all of the 2008 Notes due and payable, other than in certain specified circumstances. The holders of a majority of the aggregate principal amount of the outstanding 2008 Notes may waive all past defaults (except with respect to an uncured nonpayment of principal or interest on or failure to deliver amounts due upon conversion of any 2008 Note held by a non-consenting holder) and rescind any such acceleration with respect to the 2008 Notes and its consequences if certain conditions have been met.

Description of Credit Facility

On November 16, 2011, the Company, together with certain of its subsidiaries (collectively, the “Borrowers”), entered into a new asset-based credit facility (the “Credit Facility”), which amended and restated the Company’s existing revolving line of credit facility (“RLOC”). The Credit Facility consists of a five-year $300.0 million asset-based revolving credit facility, including a $20.0 million sublimit for letters of credit and a $30.0 million sublimit for swingline loans. Under certain conditions, the Borrowers may elect to increase the aggregate principal of commitments under the Credit Facility to $400.0 million, although the lenders under the Credit Facility are not obligated to provide such additional commitments. We anticipate that the proceeds of the borrowings under the Credit Facility will be used to finance ongoing working capital needs and for general corporate purposes. Availability of borrowing under the Credit Facility is based upon a borrowing base comprised of 85% eligible accounts receivable and the lesser of (i) 65% of the net book value of eligible inventory and (ii) 85% of the net orderly liquidation value of eligible inventory. Eligibility is determined using customary terms and reserves that the administrative agent may impose from time to time.

The Credit Facility is fully and unconditionally guaranteed on a joint and several basis by substantially all of the Company’s and the other Borrowers’ existing and future, direct and indirect domestic subsidiaries. The Credit Facility is secured by first priority security interests in, and liens on, substantially all of the Company’s and its direct and indirect subsidiaries’ tangible and intangible assets (other than real property). The Credit Facility is further secured by first priority pledges of all the equity interests owned by the Company and each of the other Borrowers in their existing and future, direct and indirect, wholly-owned domestic subsidiaries and by first priority pledges of 66% of the equity interests owned by the Company and each of the other Borrowers in their existing and future, first-tier, wholly-owned non-domestic subsidiaries.

Borrowings under the Credit Facility bear interest, at the Borrowers’ option, at either (i) LIBOR, plus an applicable margin ranging between 1.25% and 2.00% or (ii) the higher of (a) the Bank of America, N.A. prime rate, (b) the Federal Funds Rate plus 0.5%, or (c) a 30-day LIBOR rate plus 1.0%, plus in each case an applicable margin ranging between 0.25% and 1.00%. The applicable margin will be determined based upon average availability under the Credit Facility.

The Company is permitted to voluntarily prepay principal amounts outstanding or reduce commitments under the Credit Facility at any time, in whole or in part, without premium or penalty. In certain circumstances, including an event of default, the Company and the other Borrowers may be required to prepay outstanding amounts under the Credit Facility with the proceeds of certain asset dispositions, casualty insurance and condemnation recovery events.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

To ensure compliance with U.S. Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”); (b) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

This section is a discussion of certain of the U.S. federal income tax considerations relating to the exchange of old notes for new notes in the exchange offer, as well as the ownership and disposition of the new notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of exchanging the old notes for new notes, or owning or disposing of the new notes. The summary generally applies only to beneficial owners of new notes that exchange their old notes for new notes in the exchange offer, and that hold the new notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of that beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to apply to investors that are subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding new notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell new notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any foreign, state or local laws.

Holders considering the exchange of old notes for new notes in the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state and local laws, and tax treaties.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of new notes that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of new notes that is an individual, corporation, estate, or trust that is not a U.S. holder (as defined above).

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a new note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a new note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of exchanging old notes for new notes, and owning and disposing of the new notes.

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a U.S. holder who exchanges an old note for a new note pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A U.S. holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the new notes, in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as “original issue discount” over the term of the instrument, regardless of the holder’s regular method of tax accounting. We believe that the new notes will not be issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of New Notes

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a new note in a sale, exchange (other than this exchange offer), redemption or other taxable disposition. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the new note. Proceeds that are attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss, but instead will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the new note will be long-term capital gain or loss if the holder held the new note for more than one year, or short-term capital gain or loss if the holder held the new note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a non-U.S. holder who exchanges an old note for a new note pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A non-U.S. holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

Taxation of Interest

Payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the new notes to a non-U.S. holder, however, will qualify as “portfolio interest”, and thus will be exempt from U.S. federal income and withholding, if the non-U.S. holder certifies (as discussed below) that such non-U.S. holder does not:

•	own, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	constitute a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	constitute a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership; or

•

conduct a trade or business in the United States to which such interest payments are effectively connected (see “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the new note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent, which may in turn be required to provide certification to other intermediaries or to us.

Sale, Exchange, Redemption or Other Disposition of Notes

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange (other than this exchange offer), redemption, other disposition of new notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business”; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain (possibly offset by certain losses) generally would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected With a U.S. Trade or Business

If any interest on the new notes, or gain from the sale, exchange (other than this exchange offer), redemption, or other disposition of the new notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner as U.S. holders. However, if the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business may also be subject to a “branch profits tax” at a rate of 30% (subject to reduction by an applicable income tax treaty).

Backup Withholding and Information Reporting

The applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of interest on the new notes paid to that holder and the tax, if any, withheld with respect to that interest. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty or other agreement, copies of the information returns reporting that interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) generally will not apply to payments of interest on the new notes provided the non-U.S. holder furnishes to the applicable withholding agent the required certification of its non-U.S. status (generally a IRS Form W-8BEN or IRS Form W-8ECI) or otherwise establishes an exemption.

Payment to a non-U.S. holder of the proceeds of a sale or other disposition of the new notes by or through a U.S. office of a broker generally is subject to both information reporting and backup withholding unless the non-U.S. holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury (such as by providing a IRS Form W-8BEN) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment to a non-U.S. holder of the proceeds of a sale or other disposition of the new notes by or through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to payment of the proceeds of a sale or other disposition of the new notes by or through a non-U.S. office of a broker if that broker is:

•	a U.S. person,

•	a non-U.S. person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States,

•	a “controlled foreign corporation” as defined in the Code, or

•

a non-U.S. partnership that at any time during its tax year either (1) has one or more U.S. persons that, in the aggregate, own more than 50% of the income or capital interests in the partnership or (2) is engaged in the conduct of a trade or business in the United States.

Information reporting requirements will not apply to the payment of the proceeds of a sale or other disposition of the new notes if the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying such non-U.S. holder’s non-U.S. status or an exemption is otherwise established (generally, such certification is made on IRS Form W-8BEN). Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Amounts withheld under the backup withholding rules do not constitute an additional U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund or credit is timely filed with the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                 , 2012, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes will be passed upon for the Company by Alston & Bird LLP.

EXPERTS

The consolidated financial statements and schedule of PSS World Medical, Inc. and subsidiaries as of March 30, 2012 and April 1, 2011, and for each of the years in the three-year period ended March 30, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of March 30, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect without charge any documents filed by us at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You may also review our Commission filings by accessing the Commission’s website at http://www.sec.gov or our corporate website at www.pssworldmedical.com. Information on our website does not constitute part of this prospectus.

We “incorporate by reference” into this prospectus the information we file with the Commission, which means that we disclose important information to you by referring you to those documents without restating that information in this prospectus. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the Commission after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in the documents listed below. I the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the new notes (other than, in each case, documents or information deemed to have been “furnished” and not filed in accordance with Commission rules):

•	our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 (filed on May 29, 2012).

We also incorporate by reference into this prospectus any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and before effectiveness of the registration statement (other than, in each case, documents or information deemed to have been “furnished” and not filed in accordance with Commission rules).

You may request a copy of the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: PSS World Medical, Inc., Attention: Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida, 32216; telephone: (904) 332-3000.

Offer to Exchange

$250,000,000

6.375% Senior Notes due 2022

PROSPECTUS

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the formation and governing documents of the Company and the guarantors and applicable state law, as such provisions relate to the indemnification of the directors and officers of the Company and the guarantors. This description is intended only as a summary and is qualified in its entirety by reference to the formation and governing documents of the Company and the guarantors, which are filed or incorporated by reference as exhibits to this registration statement, and applicable state law.

Florida Corporations

Section 0850 of the Florida Business Corporation Act, or the “Florida Act,” provides that a corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another business entity against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 0850 of the Florida Act further provides that a corporation may indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business entity, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Indemnification under this section is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification may be made under this subsection of the Florida Act in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 0850 of the Florida Act also provides that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the subsections above, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The articles of incorporation of PSS World Medical, Inc. provide that the corporation shall indemnify officers and directors to the fullest extent permitted by law. The articles of incorporation of Physician Sales & Service, Inc., ThriftyMed, Inc. and WorldMed Shared Services, Inc. authorize the board of directors to make provision for indemnification of directors, officers, employees and agents to the full extent permitted by law. The articles of incorporation of PSS Holding, Inc. and PSS Service, Inc. do not contain indemnification provisions.

The bylaws of PSS World Medical, Inc. generally provide that the corporation shall indemnify to the fullest extent permitted or authorized by current or future law each person who is or was a party to a proceeding by reason of the fact that such person is or was a director or officer of the corporation. To the fullest extent permitted by law, the corporation will advance all expenses incurred by any officer or director in defending such a proceeding. The indemnification rights continue after a person has ceased to be a director or officer. In addition, the corporation may purchase and maintain insurance on behalf of directors and officers against any liability arising out of his or her capacity or status as such, whether or not the corporation would have the power to indemnify such person against such liability under the indemnification provisions of the bylaws or the Florida Act.

1

Similarly, the bylaws of Physician Sales & Service, Inc., PSS Holding, Inc., PSS Service, Inc., ThriftyMed, Inc., and WorldMedShared Services, Inc. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the Florida Act, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the Florida Act. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Florida Act.

Florida LLCs

Section 608.4229 of the Florida Limited Liability Company Act, or the “FLLCA,” provides that, subject to such standards and restrictions set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of Section 608.426 (relating to improper distribution to members) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the LLC in a proceeding by or in the right of the LLC to procure a judgment in its favor or in a proceeding by or in the right of a member.

The articles of organization of Scrip Pak, LLC do not contain an indemnification provision. The operating agreement of Scrip Pak, LLC generally provides that the company shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a member, manager or officer of the company, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the FLLCA, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The operating agreement further requires the company to advance expenses incurred by the member, manager or officer in defending such proceeding, subject to certain requirements if required by the FLLCA. In addition, the operating agreement permits the company to maintain insurance, at its expense, to protect any manager, officer, member, partner, trustee, employee or agent of the company against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under the FLLCA.

Florida Limited Partnerships

Section 620.1406(6) of the Florida Revised Uniform Limited Partnership Act provides that a limited partnership shall indemnify a general partner for liabilities incurred by the general partner in the ordinary course of the activities of the partnership or for the preservation of its activities or properties if such liabilities were incurred in good faith and either in the furtherance of the limited partnership’s purposes or the ordinary scope of its activities.

The certificate of limited partnership of Physician Sales & Service Limited Partnership is silent concerning indemnification. The limited partnership agreement of Physician Sales & Service Limited Partnership generally provides that the partnership shall indemnify the general partner relating to any liability or damage incurred by reason of any act performed by such general partner in connection with the business of the partnership. The partnership will also indemnify the general partner who for the benefit of the partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the partnership or who suffers any financial loss as the result of such action. The limited partnership agreement states that the general partner is not entitled to indemnification if the conduct of the general partner constitutes fraud, gross negligence or willful or wanton misconduct. The limited partnership agreement allows the partnership to purchase insurance on behalf of certain persons to protect against any liability which may be asserted against or expense which may be incurred by such person in connection with the partnership’s activities. The general partner and the partnership are also permitted to enter into indemnity contracts.

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California Corporations

Section 317 of the California General Corporation Law, or the “CGCL,” provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 further provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 317 further provides that no indemnification shall be made (i) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Section 317 also mandates indemnification of expenses actually and reasonably incurred to the extent that a director, officer, employee or other agent of the corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein.

The articles of incorporation of DSRx, Inc. and Dispending Solutions Acquisition Corp. state that directors shall not be liable for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, subject to certain exceptions. The articles of incorporation of DSRx, Inc. and Dispending Solutions Acquisition Corp. also provide that the corporation shall, to the fullest extent permitted by California law, indemnify any and all persons whom it shall have the power to indemnify under Section 317 from and against any and all expenses, liabilities, or other matters covered by Section 317. The articles of incorporation of Rebel Distributors Corp. eliminate the liability of the directors for monetary damages and authorize the corporation to provide indemnification of agents, each to the fullest extent permissible under California law.

The bylaws of DSRx, Inc. and Dispensing Solutions Acquisition Corp. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the CGCL, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the CGCL. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the CGCL.

The bylaws of Rebel Distributors Corp. contain indemnification provisions identical to the bylaws of DSRx, Inc. and Dispensing Solutions Acquisition Corp. discussed in the preceding paragraph for acts or omissions occurring after May 4, 2012. With respect to acts or omissions occurring on or before May 4, 2012, the bylaws of Rebel Distributors Corp. generally provide that the corporation shall indemnify any person who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or

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officer of the corporation, or any subsidiary of the corporation, against expenses, judgments, fines, or settlements approved in advance by the corporation, if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. For acts or omissions occurring on or before May 4, 2012, the bylaws of Rebel Distributors Corp. also generally require the corporation to advance all expenses incurred by directors or officers in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding in which the director or officer is involved by reason of the fact that such person is or was a director or officer of the corporation. The bylaws of Rebel Distributors Corp. also permit the corporation to indemnify, and advances expenses to, employees and other agents for acts or omissions occurring on or before May 4, 2012.

California LLCs

Pursuant to Section 17003(l) of California’s Beverly–Killea Limited Liability Company Act, or the “BKLLCA,” a California limited liability company has the power to indemnify or hold harmless any person. Section 17155 of the BKLLCA authorizes the articles of organization or written operating agreement to provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity, except that indemnification of managers for a breach of fiduciary duty owed to the limited liability company and its members is not permitted. Section 17155 also empowers a California limited liability company to purchase and maintain insurance on behalf of any such persons against any liability asserted against or incurred by the person in such capacity or arising out of the person’s status with the company.

The articles of organization of POC Management Group, LLC do not contain an indemnification provision. The operating agreement of POC Management Group, LLC generally provides that the company shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a member, manager or officer of the company, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the BKLLCA, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The operating agreement further requires the company to advance expenses incurred by the member, manager or officer in defending such proceeding, subject to certain requirements if required by the BKLLCA. In addition, the operating agreement permits the company to maintain insurance, at its expense, to protect any manager, officer, member, partner, trustee, employee or agent of the company against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under the BKLLCA.

Delaware Corporations

Section 145 of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another business entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon

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application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 also provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter therein, the director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (4) for any transaction from which the director derived an improper personal benefit.

The certificates of incorporation of Dispensing Solutions, Inc. and DS Holdings, Inc. provide that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under Section 145 from and against any and all expenses, liabilities, or other matters referred to in or covered by Section 145. The certificates of incorporation of Dispensing Solutions, Inc. and DS Holdings, Inc. also eliminate the personal liability of the directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

The certificate of incorporation of Gulf South Medical Supply, Inc. similarly states that directors and officers made a party to actions by reason of the fact that they are directors and officers shall be indemnified and held harmless by the corporation to the fullest extent permitted by Section 145 of the DGCL against all expense, liability, and loss actually and reasonably incurred in connection therewith. It further provides that these indemnification rights continue after the person has ceased to be a director or officer. Directors and officers, however, will not be indemnified in connection with proceedings they initiate unless such proceeding was authorized by the board of directors. The certificate of incorporation of Gulf South Medical Supply, Inc. also states no person shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to exceptions set forth in Section 102(b)(7) of the DGCL.

Likewise, the certificate of incorporation of Blue Medical Supply, Inc. provides that directors and officers shall be indemnified by the corporation to the full extent permitted by the DGCL or any other applicable laws. It further allows the corporation to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the certificate of incorporation. In addition, the certificate of incorporation of Blue Medical Supply, Inc. states that, to the fullest extent permitted by the DGCL or any other applicable laws, no director shall be personally liable to the corporation or its stockholders with respect to any acts or omissions in the performance of his or her duties as a director.

The bylaws of Blue Medical Supply, Inc., Dispensing Solutions, Inc., DS Holdings, Inc., and Gulf South Medical Supply, Inc. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the DGCL, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the DGCL. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Delaware LLCs

Section 18-108 of the Delaware Limited Liability Company Act, or the “DLLC Act,” provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

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Section 18-1101 of the DLLC Act provides that a member or manager or other person shall not be liable to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement for breach of fiduciary duty for the member’s or manager’s or other person’s good faith reliance on the provisions of the limited liability company agreement, unless otherwise provided in a limited liability company agreement. Section 18-1101 further provides that a limited liability company agreement may limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement; provided, that a limited liability company agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The certificates of formation of BottomLine Medical Solutions, LLC, ClaimOne, LLC, Linear Holdings, LLC, Linear Medical Solutions, LLC, Infolab, LLC, Stat Rx USA, LLC and World Medical Government Solutions, LLC do not contain indemnification provisions. The operating agreements of BottomLine Medical Solutions, LLC, ClaimOne, LLC, Linear Holdings, LLC, Linear Medical Solutions, LLC, Infolab, LLC, Stat Rx USA, LLC, and World Medical Government Solutions, LLC generally provide that the company shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a member, manager or officer of the company, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the DLLC Act, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The operating agreements further require the company to advance expenses incurred by the member, manager or officer in defending such proceeding, subject to certain requirements if required by the DLLC Act. In addition, the operating agreements permit the company to maintain insurance, at its expense, to protect any manager, officer, member, partner, trustee, employee or agent of the company against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under the DLLC Act.

Georgia Corporations

Section 851 of the Georgia Business Corporation Code, or the “GBCC,” provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Section 851 further provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 852 of the GBCC states that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes: (a) appropriation of any business opportunity of the corporation; (b) acts or omissions that involve intentional misconduct or a knowing violation of law; (c) unlawful distribution; or (d) receipt of an improper personal benefit. Section 857 further provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 852 to the same extent to which a director may be entitled to indemnification or advances for expenses.

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Subsection (b)(4) of Section 202 of the GBCC provides that a corporation may, in its articles of incorporation, eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for: (1) any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability related to unlawful distributions; or (4) any transaction from which the director received an improper personal benefit, provided that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The articles of incorporation of Federal Medical Supplies, Inc. state that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, to the extent permitted by the GBCC.

The bylaws of Federal Medical Supplies, Inc. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the GBCC, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the GBCC. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the GBCC.

Mississippi Corporations

Section 79–4–2.02 of the Mississippi Business Corporation Act (“MBCA”) provides that a corporation’s articles of incorporation may contain a provision indemnifying a director for liability for any action taken, or any failure to take action, as a director, except liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of the Mississippi provisions against unlawful distributions and (iv) an intentional violation of criminal law.

Pursuant to Section 79–4–8.51 of the MBCA, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if (i) the director conducted himself or herself in good faith; (ii) the director reasonably believed (A) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation, and (B) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. Section 79–4–8.51 also permits a corporation to indemnify an individual made a party to a proceeding because the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation pursuant to Section 79–4–2.02 of the MBCA.

Unless ordered by a court, a corporation may not indemnify a director under Section 79–4–8.51 either (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct or (ii) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that such director received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Under Section 79–4–8.52 of the MBCA, a corporation shall indemnify a director who is wholly successful in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 79–4–8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (1) to the same extent as to a director; and (2) if he or she is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for (A)

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liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (B) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, or (iii) an intentional violation of criminal law.

The articles of incorporation of Keltman Pharmaceuticals, Inc. do not contain indemnification provisions. The bylaws of Keltman Pharmaceuticals, Inc. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the MBCA, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the MBCA. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA.

Tennessee Corporations

Section 18-502 of the Tennessee Business Corporation Act, or the “TBCA,” provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (1) the individual’s conduct was in good faith, (2) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in its best interest and (B) in all other cases, that the individual’s conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. The TBCA prohibits indemnification in connection with (1) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (2) any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Under Section 18-507 of the TBCA, the corporation may, unless its charter provides otherwise, indemnify and advance expenses to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director. A corporation is also permitted to indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

Section 18-503 of the TBCA states that, unless limited by its charter, a corporation is required to indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. An officer of the corporation is also entitled to mandatory indemnification to the same extent as a director, unless a corporation’s charter provides otherwise.

Subsection (b)(3) of Section 12-102 of the TBCA provides that a corporation may, in its charter, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that a corporation may not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for liability related to unlawful distributions. Subsection (b)(3) further provides that such a provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provisions become effective.

The charter of Ancillary Management Solutions, Inc., ProClaim, Inc., and Theratech, Inc. eliminate the liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to the limitations in the TBCA. The charter of Theratech, Inc. states that this limitation of liability also applies to any person, officer or committee performing some or all of the duties of the board of directors. The charter of Ancillary Management Solutions, Inc. and ProClaim, Inc. provide that if the TBCA or any successor statute is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended from time to time.

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The bylaws of Ancillary Management Solutions, Inc., ProClaim, Inc., and Theratech, Inc. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the TBCA, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the TBCA. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

Washington Corporations

Section 23B.08.510 of the Washington Business Corporation Act, or the “WBCA”, permits a corporation to indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person acted in good faith; (b) the person reasonably believed (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in its best interests and (ii) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. A corporation is not permitted to indemnify a director in connection with (a) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation and (b) any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. With regard to a proceeding by or in the right of the corporation, the indemnification permitted pursuant to the WBCA only extends to reasonable expenses incurred in connection with such a proceeding.

Pursuant to Section 23B.08.520 of the WBCA, a Washington corporation must indemnify a director who was wholly successful in the defense of any proceedings to which the director was a party because of being a director against reasonable expenses incurred by the director in connection with the proceeding. Pursuant to Section 23B.08.570 of the WBCA, a Washington corporation may, unless its articles of incorporation provide otherwise, indemnify an officer, employee or agent who is not a director to the same extent as a director.

The articles of incorporation of Cascade Medical Supply, Inc. provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director except (1) for acts or omissions that involve intentional misconduct or a knowing violation of the law, (2) for conduct violating 23B.08.310 of the WBCA, pertaining to unpermitted distributions to shareholders or loans to directors, or (3) for any transaction from which the director will personally receive a benefit to which such director is not legally entitled. The articles of incorporation of Cascade Medical Supply, Inc. further provide that, if Washington law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the amended law. The articles of incorporation of Cascade Medical Supply, Inc. also provide that, to the fullest extent permitted by Washington law, the corporation shall indemnify any person made a party or threatened to be made a party to a proceeding by reason of the fact that he is or was a director or officer, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with such proceeding.

The bylaws of Cascade Medical Supply, Inc. generally provide that the corporation shall indemnify each person who is made a party, is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, where the basis of such proceeding is alleged action in an official capacity, to the fullest extent authorized by the WBCA, against all expense, liability and loss reasonably incurred or suffered in connection with such proceeding. The bylaws further require the corporation to advance expenses incurred by the director or officer in defending such proceeding, subject to certain requirements if required by the WBCA. In addition, the bylaws permit the corporation to maintain insurance, at its expense, to protect any director or officer against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the WBCA.

Insurance

We maintain insurance covering any past, present or future director or officer of the Company and its subsidiaries and certain other persons with regard to liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

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Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.

(b) Financial Statement Schedules: None.

Item 22. Undertakings.

Each undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

9. To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 15, 2012.

PSS WORLD MEDICAL, INC.

By:	/s/ David M. Bronson
David M. Bronson
Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of PSS World Medical, Inc., hereby severally constitute and appoint David M. Bronson and Joshua H. DeRienzis (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2012:

Name	Title

/s/ Gary A. Corless	President, Chief Executive Officer, and Director (Principal Executive Officer)
Gary A. Corless

/s/ David M. Bronson	Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)
David M. Bronson

/s/ Charles E. Adair	Director
Charles E. Adair

/s/ Alvin R. Carpenter	Director
Alvin R. Carpenter

/s/ Jeffrey C. Crowe	Director
Jeffrey C. Crowe

/s/ A. Hugh Greene	Director
A. Hugh Greene

/s/ Steven T. Halverson	Director
Steven T. Halverson

/s/ Melvin L. Hecktman	Director
Melvin L. Hecktman

/s/ Delores M. Kesler	Chairman of the Board of Directors
Delores M. Kesler

/s/ Stephen H. Rogers	Director
Stephen H. Rogers

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 15, 2012.

ANCILLARY MANAGEMENT SOLUTIONS, INC. CASCADE MEDICAL SUPPLY, INC. FEDERAL MEDICAL SUPPLIES, INC. GULF SOUTH MEDICAL SUPPLY, INC. PROCLAIM, INC.

By:	/s/ Mark E. Steele
Mark E. Steele
President (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint David M. Bronson and Joshua H. DeRienzis (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2012:

Name	Title

/s/ Mark E. Steele	President (Principal Executive Officer)
Mark E. Steele

/s/ Mark Haskins	Vice President of Finance (Principal Financial Officer/Principal Accounting Officer)
Mark Haskins

/s/ Andrew E. Behrends	Director
Andrew E. Behrends

/s/ David M. Bronson	Director
David M. Bronson

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 15, 2012.

BLUE MEDICAL SUPPLY, INC.
DISPENSING SOLUTIONS ACQUISITION CORP.
DISPENSING SOLUTIONS, INC.
DS HOLDINGS, INC.
DSRX, INC.
KELTMAN PHARMACEUTICALS, INC.
PHYSICIAN SALES & SERVICE, INC.
PSS HOLDING, INC.
PSS SERVICE, INC.
REBEL DISTRIBUTORS CORP.
THERATECH, INC.
THRIFTYMED, INC.
WORLDMED SHARED SERVICES, INC.

By:	/s/ David M. Bronson
David M. Bronson
Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint David M. Bronson and Joshua H. DeRienzis (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2012:

Name	Title

/s/ Gary A. Corless	President and Chief Executive Officer (Principal Executive Officer)
Gary A. Corless

/s/ David M. Bronson	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)
David M. Bronson

/s/ Andrew E. Behrends	Director
Andrew E. Behrends

Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 15, 2012.

BOTTOMLINE MEDICAL SOLUTIONS, LLC
CLAIMONE, LLC
INFOLAB, LLC
LINEAR HOLDINGS, LLC
LINEAR MEDICAL SOLUTIONS, LLC
POC MANAGEMENT GROUP, LLC
SCRIP PAK, LLC
STAT RX USA, LLC
WORLD MEDICAL GOVERNMENT SOLUTIONS, LLC

By:	/s/ David M. Bronson
David M. Bronson
Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint David M. Bronson and Joshua H. DeRienzis (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2012:

Name	Title

/s/ Gary A. Corless	President and Chief Executive Officer (Principal Executive Officer)
Gary A. Corless

/s/ David M. Bronson	Manager, Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)
David M. Bronson

/s/ Andrew E. Behrends	Manager
Andrew E. Behrends

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 15, 2012.

PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP

By:	PSS WORLD MEDICAL, INC., its general partner

By:	/s/ David M. Bronson
David M. Bronson
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of PSS World Medical, Inc., the general partner of Physician Sales & Service Limited Partnership, hereby severally constitute and appoint David M. Bronson and Joshua H. DeRienzis (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2012:

Name	Title

/s/ Gary A. Corless	President, Chief Executive Officer, and Director (Principal Executive Officer)
Gary A. Corless

/s/ David M. Bronson	Executive Vice President and Chief Financial Officer (Principal Financial Officer/Principal Accounting Officer)
David M. Bronson

/s/ Charles E. Adair	Director
Charles E. Adair

/s/ Alvin R. Carpenter	Director
Alvin R. Carpenter

/s/ Jeffrey C. Crowe	Director
Jeffrey C. Crowe

/s/ A. Hugh Greene	Director
A. Hugh Greene

/s/ Steven T. Halverson	Director
Steven T. Halverson

/s/ Melvin L. Hecktman	Director
Melvin L. Hecktman

/s/ Delores M. Kesler	Chairman of the Board of Directors
Delores M. Kesler

/s/ Stephen H. Rogers	Director
Stephen H. Rogers

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Restatement of Amended and Restated Articles of Incorporation of PSS World Medical, Inc., dated December 12, 2008 (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 17, 2008)

3.2	Amended and Restated Bylaws of PSS World Medical, Inc., dated December 12, 2008 (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 17, 2008)

3.2a	First Amendment to the Amended and Restated Bylaws of PSS World Medical, Inc., dated August 25, 2011 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed November 9, 2011)

3.3	Charter of Ancillary Management Solutions, Inc., dated October 6, 2000, as amended

3.4	Bylaws of Ancillary Management Solutions, Inc.

3.5	Third Amended and Restated Certificate of Incorporation of Blue Medical Supply, Inc., dated January 13, 2012

3.6	Bylaws of Blue Medical Supply, Inc.

3.7	Certificate of Formation of BottomLine Medical Solutions, LLC, dated August 16, 2011

3.8	Amended and Restated Limited Liability Company Operating Agreement of BottomLine Medical Solutions, LLC, dated November 2011

3.9	Restated Articles of Incorporation of Cascade Medical Supply, Inc., dated May 7, 2003, as amended

3.10	Bylaws of Cascade Medical Supply, Inc.

3.11	Certificate of Formation of ClaimOne, LLC, dated September 7, 2010, as amended

3.12	Amended and Restated Limited Liability Company Operating Agreement of ClaimOne, LLC, dated November 2011

3.13	Articles of Incorporation of Dispensing Solutions Acquisition Corp., dated April 11, 2001

3.14	Bylaws of Dispensing Solutions Acquisition Corp.

3.15	Restated Certificate of Incorporation of Dispensing Solutions, Inc., dated July 11, 2001

3.16	Bylaws of Dispensing Solutions, Inc.

3.17	Certificate of Incorporation of DS Holdings, Inc., dated June 18, 2001

3.18	Bylaws of DS Holdings, Inc.

3.19	Articles of Incorporation of DSRx, Inc., dated June 5, 2001

3.20	Bylaws of DSRx, Inc.

3.21	Articles of Incorporation of Federal Medical Supplies, Inc.

3.22	Bylaws of Federal Medical Supplies, Inc.

3.23	Amended and Restated Certificate of Incorporation of Gulf South Medical Supply, Inc., dated March 26, 1998

3.24	Bylaws of Gulf South Medical Supply, Inc.

3.25	Certificate of Formation of Infolab, LLC, dated April 24, 2012, as amended

3.26	Limited Liability Company Operating Agreement of Infolab, LLC, dated May 1, 2012

3.27	Articles of Incorporation of Keltman Pharmaceuticals, Inc., as amended

3.28	Bylaws of Keltman Pharmaceuticals, Inc.

3.29	Certificate of Formation of Linear Holdings, LLC, dated September 10, 2010, as amended

3.30	Amended and Restated Limited Liability Company Operating Agreement of Linear Holdings, LLC, dated November 2011

3.31	Certificate of Formation of Linear Medical Solutions, LLC, dated September 7, 2010, as amended

3.32	Amended and Restated Limited Liability Company Operating Agreement of Linear Medical Solutions, LLC, dated November 2011

3.33	Articles of Incorporation of Physician Sales & Service, Inc., dated October 28, 1996, as amended

3.34	Bylaws of Physician Sales & Service, Inc.

3.35	Certificate of Limited Partnership of Physician Sales & Service Limited Partnership, dated March 31, 1997

3.36	Amended and Restated Limited Partnership Agreement of Physician Sales & Service Limited Partnership, dated April 2, 1999

3.37	Articles of Organization of POC Management Group, LLC, dated January 6, 2005

3.38	Amended and Restated Limited Liability Company Operating Agreement of POC Management Group, LLC

3.39	Charter of ProClaim, Inc., dated February 9, 1993

3.40	Bylaws of ProClaim, Inc.

3.41	Articles of Incorporation of PSS Holding, Inc., dated March 20, 1997

3.42	Bylaws of PSS Holding, Inc.

3.43	Articles of Incorporation of PSS Service, Inc., dated March 20, 1997

3.44	Bylaws of PSS Service, Inc.

3.45	Amended and Restated Articles of Incorporation of Rebel Distributors Corp., dated May 1, 2012

3.46	Amended and Restated Bylaws of Rebel Distributors Corp.

3.47	Articles of Organization of Scrip Pak, LLC, dated August 24, 2010

3.48	Amended and Restated Limited Liability Company Operating Agreement of Scrip Pak, LLC, dated November 2011

3.49	Certificate of Formation of Stat Rx USA, LLC, dated September 7, 2010, as amended

3.50	Amended and Restated Limited Liability Company Operating Agreement of Stat Rx USA, LLC, dated November 2011

3.51	Charter of Theratech, Inc.

3.52	Bylaws of Theratech, Inc.

3.53	Articles of Incorporation of ThriftyMed, Inc., dated February 13, 1998, as amended

3.54	Bylaws of ThriftyMed, Inc.

3.55	Certificate of Formation of World Medical Government Solutions, LLC

3.56	Amended and Restated Limited Liability Company Operating Agreement of World Medical Government Solutions, LLC, dated June 15, 2012

3.57	Articles of Incorporation of WorldMed Shared Services, Inc., dated March 11, 2004

3.58	Bylaws of WorldMed Shared Services, Inc.

4.1	Indenture, dated February 24, 2012, among the Company, the Guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to the Company’s Current Report on Form 8-K, filed February 28, 2012)

4.2	Registration Rights Agreement, dated February 24, 2012, among the Company, the Guarantors, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several purchasers (incorporated by reference to the Company’s Current Report on Form 8-K, filed February 28, 2012)

4.3	Form of 6.375% Senior Note due 2022 (included as Exhibit A to Exhibit 4.1)

4.4	Supplement Indenture, dated June 15, 2012, among the Company, the Guarantors named therein, and U.S. Bank National Association, as trustee

5.1	Opinion of Alston & Bird LLP

10.1*	Amended and Restated Directors Stock Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)

10.2*	1994 Employee Stock Purchase Plan (incorporated by reference to the Company’s Registration Statement on Form S-8, Registration No. 33-80657)

10.3*	1999 Long-term Incentive Plan (Amended and Restated as of July 25, 2001) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)

10.4	1999 Broad-Based Employee Stock Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003)

10.5*	PSS World Medical, Inc. 2006 Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 29, 2006)

10.6*	Shareholder Value Plan** (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 27, 2009)

10.7*	Description of Executive Officer Annual Incentive Bonus Program (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 31, 2006)

10.8*	Conformed Amended and Restated Savings Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012)

10.8a*	May 2012 Amendment to the Conformed Amended and Restated Savings Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012)

10.9	Amended and Restated Credit Agreement, dated as of May 20, 2003, by and among the Company, each of the Company’s subsidiaries therein named, the Lenders from time to time party thereto, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Arranger** (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2010)

10.9a	Second Amendment to Credit Agreement, dated as of December 16, 2003, by and among the Company, each of the Company’s subsidiaries therein named, the Lenders from time to time party thereto, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Arranger. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2010)

10.9b	Third Amendment to Credit Agreement, dated as of March 1, 2004, among the Company, each of the Company’s subsidiaries therein named, the Lenders party to the amendment, and Bank of America, N.A., as agent for the Lenders (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 9, 2004)

10.9c	Fourth Amendment to Credit Agreement, dated as of June 1, 2004, among the Company, each of the Company’s subsidiaries therein named, the Lenders party to the amendment, and Bank of America, N.A., as agent for the Lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

10.9d	Fifth Amendment to Credit Agreement, dated as of October 1, 2004, among the Company, each of the Company’s subsidiaries therein named, the Lenders party to the amendment, and Bank of America, N.A., as agent for the Lenders (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2004)

10.9e	Sixth Amendment to Credit Agreement, dated as of June 30, 2005, among the Company, each of the Company’s subsidiaries therein named, the Lenders party to the amendment, and Bank of America, N.A., as agent for the Lenders (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 7, 2005)

10.9f	Seventh Amendment to the Credit Agreement, dated as of January 23, 2008, among the Company, each of the Company’s subsidiaries therein named, the Lenders party to the amendment, and Bank of America, N.A., as agent for the Lenders (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 29, 2008)

10.9g	Second Amended and Restated Credit and Security Agreement, dated as of November 16, 2011, by and among the Company, certain of the Company’s subsidiaries party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Arranger and Sole Book Runner, and Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2011)

10.9h	First Amendment to the Second Amended and Restated Credit and Security Agreement, dated as of February 13, 2012, among the Company, each of the Company’s subsidiaries therein named, the Lenders party to the amendment, and Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Arranger and Sole Book Runner, and Wells Fargo Bank, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012)

10.9i	Second Amended and Restated Partnership Interest Pledge Agreement, dated as of November 16, 2011, by the Company and PSS Holding, Inc., in favor of Bank of America, N.A., as Agent** (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2011)

10.9j	Second Amended and Restated Stock Pledge Agreement, dated as of November 16, 2011, by the Company and certain of the Company’s subsidiaries party thereto, in favor of Bank of America, N.A., as Agent.**(incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 30, 2011)

10.9k	Continuing Guaranty Agreement, dated June 14, 2012, by the Guarantors named therein

10.10*	Employment Agreement, dated as of April 1, 2003, by and between the Company and David M. Bronson (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 28, 2003)

10.10a*	Amended and Restated Employment Agreement related to 409A, dated as of December 30, 2008, by and between the Company and David M. Bronson (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.11*	Employment Agreement, dated as of August 16, 2005, by and between the Company and Gary A. Corless (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005)

10.11a*	Amended and Restated Employment Agreement related to 409A, dated as of December 29, 2008, by and between the Company and Gary A. Corless (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.12*	Employment Agreement, dated as of April 1, 2004, by and between the Company and Kevin P. English (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 2, 2004)

10.12a*	Amendment to Employment Agreement related to 409A, dated as of December 30, 2008, by and between the Company and Kevin P. English (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.13*	Employment Agreement, dated as of January 1, 2002, by and between the Company and Bradley J. Hilton (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 1, 2005)

10.13a*	Amendment to Employment Agreement related to 409A, dated as of December 30, 2008, by and between the Company and Bradley J. Hilton (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.14*	Employment Agreement, dated as of April 1, 1998, by and between the Company and John F. Sasen, Sr. (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2001)

10.14a*	Amendment to Employment Agreement, dated as of April 17, 2000, by and between the Company and John F. Sasen, Sr. (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2001)

10.14b*	Amended and Restated Employment Agreement related to 409A, dated as of December 30, 2008, by and between the Company and John F. Sasen Sr. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.15*	Separation Agreement, dated as of February 2, 2010, by and between the Company and David A. Smith (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended April 2, 2010)

10.16*	PSS World Medical, Inc. Amended and Restated Officer Stock Option Grant Program, as amended through July 1, 2004 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2004)

10.16a*	PSS World Medical Inc. Amended and Restated Director’s Deferred Compensation Plan, as amended and restated effective January 1, 2009 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.16b*	PSS World Medical Inc. Amended and Restated Officer Deferred Compensation Plan, as amended and restated effective January 1, 2009 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.16c*	Amendment to the Amended and Restated Officer Deferred Compensation Plan, effective December 9, 2010 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2011)

10.16d*	Amendment to the Amended and Restated Officer Deferred Compensation Plan, effective March 27, 2012 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012)

10.17*	PSS World Medical, Inc. Amended and Restated ELITe Stock Option Grant Program, as amended through July 1, 2004 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2004)

10.17a*	PSS World Medical, Inc. Amended and Restated ELITe Deferred Compensation Plan, as amended and restated effective January 1, 2009 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.17b*	Amendment to the Amended and Restated ELITe Deferred Compensation Plan, effective December 9, 2010 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2011)

10.17c*	Amendment to the Amended and Restated ELITe Deferred Compensation Plan, effective March 27, 2012 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012).

10.18*	PSS World Medical, Inc. Leader’s Stock Option Grant Program, as amended through July 1, 2004 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2004)

10.18a*	PSS World Medical Inc. Amended and Restated Leader’s Deferral Plan, as amended and restated effective January 1, 2009 (incorporated by Reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009)

10.18b*	Amendment to the Amended and Restated Leader’s Deferred Compensation Plan, effective December 9, 2010 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2011)

10.18c*	Amendment to the Amended and Restated Leader’s Deferred Compensation Plan, effective March 27, 2012 (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012)

10.19*	PSS World Medical, Inc. 2004 Non-Employee Directors’ Compensation Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2004).

10.19a*	Amendment No. 1 to the PSS World Medical, Inc. Amended and Restated 2004 Non-Employee Directors’ Compensation Plan, as amended through August 24, 2006 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2006)

10.20*	Form of Restricted Stock Award Agreement (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005)

10.21*	Form of Performance-Accelerated Restricted Stock Award Agreement (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2007)

10.22*	Form of Performance-Based Restricted Stock Unit Agreement (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2007)

10.23*	Form of Non-statutory Stock Option Award (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008)

10.24	Purchase Agreement, dated as of July 29, 2008, among PSS World Medical and Goldman, Sachs & Co. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2010)

10.25	Convertible Bond Hedge Transaction Confirmation, dated July 29, 2008, between Goldman, Sachs & Co. and PSS World Medical, Inc. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008)

10.26	Issuer Warrant Transaction Confirmation, dated July 29, 2008, between Goldman, Sachs & Co. and PSS World Medical, Inc. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008)

10.27*	Form of Performance-Accelerated Restricted Stock Unit Agreement (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2009)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

21.1	List of Subsidiaries

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.5	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on the signature pages hereof)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association under the Indenture

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner

*	Represents a management contract or compensatory plan or arrangement.
**	Certain portions of this Exhibit have been omitted upon a request for confidential treatment pursuant to 24b-2 of the Securities Exchange Act of 1934, as amended. The omitted portions have been filed separately with the Securities Exchange Commission.